Exhibit 10.57

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LICENSE AGREEMENT
(EBOPIPRANT)

This License Agreement (the “Agreement”) is entered into as of July 26, 2021 (the “Effective Date”), by and between ObsEva SA, having an address at Chemin des Aulx 12, 1228 Plan-Les-Ouates, Switzerland (“ObsEva”) and Organon International GmbH, having an address at Weystrasse 20, 6006 Lucerne, Switzerland (“Organon”).  ObsEva and Organon may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

Whereas, ObsEva Controls (as defined below) certain patents, know-how and other intellectual property rights relating to Licensed Compound and Licensed Products (as such terms are defined below);

Whereas, Organon possesses resources and expertise in the development and commercialization of pharmaceutical products;

Whereas, Organon desires to obtain an exclusive license and sublicense to Develop, Manufacture, Commercialize and otherwise Exploit the Licensed Compounds and Licensed Products in the Field in the Territory (as such terms are defined below) and ObsEva desires to grant to Organon such license and sublicense.

AGREEMENT

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Organon and ObsEva hereby agree as follows:

1.	DEFINITIONS
1.1“Acceptance” means, with respect to a Drug Approval Application, receipt of written notice from the applicable Regulatory Authority indicating that such Drug Approval Application has been accepted for filing and further Regulatory Authority review.
1.2“Accounting Standards” means United States Generally Accepted Accounting Principles (GAAP) or International Financial Reporting Standards (IFRS), as consistently applied by Organon or its Affiliates or Sublicensees, as applicable.
1.3“Action” has the meaning set forth in Section 9.5(e).
1.4“Affiliate” means a Person or entity that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this Section 1.4, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity.
1.5“Alliance Manager” has the meaning set forth in Section 3.5.
1.6“Anti-Corruption Laws” means any Applicable Laws regarding corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses to Public Officials or private persons, agency relationships, commissions, lobbying, books and records, and financial controls, including the United States Foreign Corrupt Practices Act, 15 U.S.C. §78-dd-1, et seq., the Bribery Act 2010, the Criminal Law and Anti-Unfair Competition Law of the People’s Republic of China, and laws implementing the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; each as may be amended or supplemented from time to time
1.7“Applicable Laws” means applicable laws, statutes, ordinances, rules, regulations, guidances and orders of any Governmental Authority (including court orders) having jurisdiction over or related to the subject item.
1.8“Bankruptcy Event” means: (a) voluntary or involuntary proceedings by or against a Party instituted in bankruptcy under any insolvency law, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing; (b) a receiver or custodian is appointed for a Party; (c) proceedings are instituted by or against a Party for corporate reorganization, dissolution, liquidation or winding-up of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing; or (d) substantially all of the assets of a Party are seized or attached and not released within sixty (60) days thereafter.
1.9“Bayh-Dole Act” means the Patent and Trademark Law Amendments Act of 1980 codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401.
1.10“Business Day” means a day other than a Saturday or Sunday on which banking institutions in Lucerne, Switzerland and New York, New York are open for business.
1.11“Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1 or October 1, provided however that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the expiration of this Agreement.
1.12“Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year, provided however that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31, 2021 and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and ends on the date of termination or expiration of this Agreement.
1.13“Change of Control,” has the meaning set forth in Section 14.1(b).
1.14“China” means the People’s Republic of China, which includes mainland China, [*].

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

1.15“Claim” has the meaning set forth in Section 12.1.
1.16“Clinical Trial” means a clinical trial of a pharmaceutical product in humans which has been approved by a Regulatory Authority to be commenced and is designed to (a) establish that such pharmaceutical product is reasonably safe for continued testing; (b) investigate the safety and efficacy of such pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with such pharmaceutical product in the dosage range to be prescribed; (c) investigate the safety/tolerability, pharmacokinetics and pharmacodynamics of such pharmaceutical product; (d) support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product; or (e) obtain, support or maintain Regulatory Approval, including any post-marketing commitments.
1.17“CMOs” means Third Party contract manufacturers.
1.18“Combination Product” means a product containing a Licensed Compound together with one or more active ingredients, or with one or more products, devices, equipment or components (each, an “Other Product”).
1.19“Commercialization” or “Commercialize” means any and all activities undertaken prior to and after receipt of Regulatory Approval for a particular Licensed Product and that relate to the pricing and reimbursement (including obtaining and maintaining Reimbursement Approval), marketing, promoting, distributing, importing for sale, offering for sale, and selling of the Licensed Product, including Phase 4 Trials that are voluntarily undertaken and are not mandated by a Regulatory Authority as a condition of receiving or maintaining Regulatory Approval.
1.20“Commercially Reasonable Efforts” means, (a) with respect to the efforts to be expended by a Party with respect to any objective, such reasonable, diligent, and good faith efforts as [*] Party would normally use to accomplish a similar objective under similar circumstances, and (b) with respect to any obligation relating to Development or Commercialization of a Licensed Product by Organon, the application by [*].
1.21“Confidential Information” of a Party means (a) the terms of this Agreement and (b) with respect to each Party, any information relating to the business, operations and products of a Party or any of its Affiliates, including any technical information, Know-How, trade secrets, or inventions (whether patentable or not), not known or generally available to the public, that such Party discloses to the other Party under this Agreement (including information disclosed prior to the Effective Date pursuant to that certain letter agreement between the Parties or their respective Affiliates dated March 8, 2021), or otherwise becomes known to the other Party by virtue of this Agreement. Notwithstanding the foregoing, all Regulatory Documentation owned by Organon pursuant to Section 4.6(b) shall be deemed to be the Confidential Information of Organon, and Organon shall be deemed to be the disclosing Party and ObsEva shall be deemed to be the receiving Party with respect thereto.
1.22“Consent” has the meaning set forth in Section 11.1(g).
1.23“Control” (including any variations such as “Controlled” and “Controlling”) means, with respect to a Party and (a) Patent Rights, (b) Know-How or (c) biological, chemical or physical material, that such Party or one of its Affiliates owns or has a license or sublicense to such right, item, or material (or in the case of material, has the right to physical possession of such material, and, in each case of the foregoing, other than by operation of the license and other grants in Section 2.1) and the ability to grant a

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

license or sublicense to, or assign its right, title and interest in and to, such right, item or material as provided for in this Agreement, without breaching the terms of any then-existing agreement with a Third Party.
1.24“Controlling Party” has the meaning set forth in Section 9.6(c).
1.25“Cover,” “Covering” or “Covered” means, with respect to a Licensed Product and a country, that the making, using, selling, or offering for sale of such Licensed Product would, but for a license granted in this Agreement under the Licensed Patents, infringe a Valid Claim of the Licensed Patents in the country in which the activity occurs.
1.26“Development” or “Develop” means, with respect to Licensed Compound or a Licensed Product, all research and development activities, including the performance of pre-clinical and clinical development (including toxicology, pharmacokinetic and pharmacological studies, statistical analyses, protocol design, test method development and stability testing, process development, formulation development, and quality control development), Clinical Trials, Phase 4 Trials that are mandated by Regulatory Authority as a condition of receiving or maintaining Regulatory Approval (but no other Phase 4 Trials or Clinical Trials conducted after receipt of Regulatory Approval) and all regulatory affairs related to any of the foregoing, including regulatory activities that are required to obtain Regulatory Approval of the Licensed Product.
1.27“Development Plan” has the meaning set forth in Section 4.2(a).
1.28“Dispute” has the meaning set forth in Section 14.3.
1.29“Dollar” or “$” means U.S. dollars.
1.30“Drug Approval Application” means (a) Marketing Authorization Application (“MAA”) submitted to EMA for the purpose of obtaining European Commission approval for the marketing of the Licensed Product for the countries located within the European Union, (b) a New Drug Application (“NDA”) or a Biologics License Application filed pursuant to the requirements of the FDA, as more fully defined in the FFDCA, or (c) any equivalent registration application filed to the applicable Regulatory Authority for approval to market the Licensed Product in any country other than the European Union or the United States, in each case, including all additions, deletions or supplements thereto.
1.31“EMA” means the European Medicines Agency, or any successor thereto.
1.32“Enforcing Party” has the meaning set forth in Section 9.5(c).
1.33“European Union” or “E.U.” means the economic, scientific, and political organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto; provided that for the purposes of this Agreement, the European Union shall be deemed to include the United Kingdom.
1.34“Executive Officer” means, with respect to ObsEva, the Chief Executive Officer of ObsEva or his or her designee and, with respect to Organon, the Executive Vice President, Head of Research and Development of Organon or his or her designee.
1.35“Existing INDs” has the meaning set forth in Section 4.6(b).
1.36“Existing Know-How” means the Licensed Know-How existing as of the Effective Date.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

1.37“Existing Patents” has the meaning set forth in Section 11.1(d).
1.38“Exploit” means to Develop, make, have made and otherwise Manufacture, import, export, use, have used, register, sell, offer for sale, distribute, promote, market, have sold and otherwise Commercialize, modify, enhance, improve, or keep (whether for disposal or otherwise), transport or otherwise dispose of. “Exploitation” has correlative meaning.
1.39“FDA” means the United States Food and Drug Administration, or any successor thereto.
1.40“FFDCA” means, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., and the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as amended from time to time.
1.41“Field” means all therapeutic, prophylactic, palliative and diagnostic uses in humans and animals.
1.42“First Commercial Sale” means the first sale for monetary value to a Third Party for use or consumption of the Licensed Product by Organon or its Affiliate(s) or Sublicensee(s). For the avoidance of doubt, a First Commercial Sale may only occur after the Licensed Product has received Regulatory Approval for the country in which the First Commercial Sale occurs, and First Commercial Sale excludes any sale or other distribution of a Licensed Product for Clinical Trial or other Development purposes or for early access programs (such as pursuant to treatment INDs or protocols, named patient programs or compassionate use programs) or any similar use, in each case to provide patients with such Licensed Product prior to Regulatory Approval.
1.43“Force Majeure” has the meaning set forth in Section 14.13.
1.44“Generic Product” means, with respect to a Licensed Product and a country in the Territory, any product that (a) is approved for use in an indication that is the same as an indication for such Licensed Product in such country by a Regulatory Authority in reliance, in whole or in part, on the Regulatory Approval (or on safety or efficacy data submitted in support of the Regulatory Approval) of such Licensed Product in such country, (b) contains the Licensed Compound as an active ingredient, and (c) is sold in such country by a Third Party that is not a Sublicensee and did not purchase such product or Licensed Compound from Organon or its Affiliates or Sublicensees.
1.45“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, representative, organization, unit, body or entity and any court or other tribunal); (d) multinational or supranational organization or body; or (e) individual, entity, or body, including any court, exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
1.46“GxP” means, collectively, all relevant good practice quality guidelines and regulations, encompassing such internationally recognized standards as Good Manufacturing Practice (GMP), Good Clinical Practice (GCP), Good Laboratory Practice (GLP), Good Distribution Practice (GDP), and Good Review Practice (GRP), in each case (a) as such terms are defined from time to time by the FDA and other applicable Governmental Authorities pursuant to its regulations, guidelines or otherwise and (b) applicable

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

from time to time to the Development or Manufacturing of a Licensed Compound or Licensed Product or any intermediate thereof pursuant to Applicable Law.
1.47“IND” means an investigational new drug application filed with the FDA or the equivalent application or filing filed with any equivalent agency or Governmental Authority outside the United States (including any supra-national entity such as in the European Union) for approval to commence Clinical Trials in such jurisdiction such as a clinical trial application or a clinical trial notification, and including all regulations at Title 21 of the Code of Federal Regulations Part 312 et seq. and equivalent foreign regulations.
1.48“IND Acceptance” means, with respect to a particular Licensed Product, that the IND for the Clinical Trial for such Licensed Product filed hereunder by Organon with the FDA was accepted by the FDA, as evidenced by no objection by the FDA within thirty (30) days after the date of the IND submission (or any amended submission if the initial IND-filing was not accepted and such amendment restarted the applicable 30-day period).
1.49“Indemnified Party” has the meaning set forth in Section 12.3.
1.50“Indemnifying Party” has the meaning set forth in Section 12.3.
1.51“Infringing Licensed Product” has the meaning set forth in Section 7.4(c)(v).
1.52“Initiation” means, with respect to a Clinical Trial, the first dosing of the first (1st) human subject in such Clinical Trial.
1.53“Inventions” means all inventions, whether or not patentable, discovered, made, developed, generated, conceived or reduced to practice in the course of conducting activities under this Agreement or through the exercise of a license granted in this Agreement, together with all intellectual property rights therein.
1.54“Joint Advisory Committee” or “JAC” has the meaning set forth in Section 3.1.
1.55“Know-How” means all present and future scientific, technical, or commercial information, results and data of any type whatsoever that is not in the public domain or otherwise publicly known, including databases, inventions, improvements, practices, research, methods, discoveries, developments, technology, protocols, specifications, formulae, software, algorithms, knowledge, know-how, trade secrets, processes, assays, skills, experience, chemical or biological materials, reagents, formulations, expertise, techniques, results of experimentation and testing, data (including pharmacological, biological, chemical, biochemical, toxicological, pre-clinical and clinical data and analytical and quality control data, stability data and other study data), CMC information, manufacturing process and development, and results in all cases, whether or not patentable, in written, electronic, tangible, intangible or any other form now known or hereafter developed, but excluding any Patent Rights and Trademarks.
1.56“Knowledge” means, with respect to a particular fact or matter, the knowledge, following reasonable inquiry, of any [*] of ObsEva who has responsibility for such fact or matter; provided that such reasonable inquiry shall not require ObsEva or [*] to perform any freedom to operate analysis with respect to any Patents.
1.57“Legal Action” has the meaning set forth in Section 9.5(b).

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

1.58“Licensed Compound(s)” means the compound known as Ebopiprant [*].
1.59“Licensed Know-How” means Know-How Controlled by ObsEva or any of its Affiliates as of the Effective Date or at any time during the Term that is necessary or reasonably useful for the Development, Manufacture, Commercialization or other Exploitation of a Licensed Compound or Licensed Product.
1.60“Licensed Patents” means Patent Rights Controlled by ObsEva or any of its Affiliates as of the Effective Date or at any time during the Term that claim [*].  The Licensed Patents existing as of the Effective Date are set forth on Schedule 1.60 and include the Merck Serono Patents.
1.61“Licensed Product” means any product that contains, comprises or incorporates a Licensed Compound, whether alone or in combination with other active ingredients, in all current and future formulations, and in any dosage form, presentation or package configuration, and for any mode of administration.
1.62“Licensed Product CMO” has the meaning set forth in Section 5.3(a).
1.63“Licensed Technology” means, collectively, the Licensed Know-How and the Licensed Patents.
1.64[*]
1.65“Losses” has the meaning set forth in Section 12.1.
1.66“MAA” has the meaning set forth in the definition of “Drug Approval Application.”
1.67“Major Market” means each of [*].
1.68“Manufacture” and “Manufacturing” means all activities related to the synthesis, making, production, processing, purifying, formulating, filling, finishing, packaging, labelling, shipping, and holding of a Licensed Compound or Licensed Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial production and analytic development, product characterization, supply chain, stability testing, quality assurance testing and release, investigations, risk assessments, corrective actions, and quality control.
1.69“Manufacturing Process” has the meaning set forth in Section 4.4(c).
1.70“Manufacturing Technology Transfer” has the meaning set forth in Section 4.4(c).
1.71“Manufacturing Transfer Plan” means the plan covering the Manufacturing Technology Transfer to Organon which the Parties shall agree upon as promptly as practicable after the Effective Date, but in no event longer than [*] days after the Effective Date.
1.72“Merck Serono” has the meaning set forth in the definition of “Merck Serono Agreement.”
1.73“Merck Serono Agreement” means the License Agreement dated June 10, 2015 by and between Ares Trading S.A. (“Merck Serono”) and ObsEva, as amended by the First Amendment to the License Agreement dated July 8, 2016.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

1.74“Merck Serono Confidential Information” has the meaning set forth in Section 10.1.
1.75“Merck Serono Patent Infringement” has the meaning set forth in Section 9.5(a).
1.76“Merck Serono Patents” means the Patent Rights listed on Schedule 1.60.
1.77“NDA” has the meaning set forth in the definition of “Drug Approval Application.”
1.78“Net Sales” means the amounts invoiced by Organon or its Affiliates or Sublicensees for sales of Licensed Products to a Third Party (other than a Sublicensee) (whether a sales agent, a service provider, a hospital, an end user, a distributor, a pharmacy or otherwise), less the following:
(a)[*];
(b)[*];
(c)[*];
(d)[*].

[*]. For the avoidance of doubt, Net Sales may only occur after the Licensed Product has received Regulatory Approval for the country in which the Net Sales occur.

(e)[*].
1.79“NMPA” means the National Medical Licensed Products Administration in China, and local counterparts thereto, or any successor entity thereto.
1.80“ObsEva Indemnitee” has the meaning set forth in Section 12.1.
1.81“ObsEva Patent Infringement” has the meaning set forth in Section 9.5(a).
1.82“ObsEva Patents” means all Licensed Patents in the Territory other than the Merck Serono Patents.
1.83“Organon Improvement Know-How” means any and all Know-How (including any improvement, Invention or discovery) that is Controlled by Organon or its Affiliates that is discovered, made, developed, generated, conceived or reduced to practice by one or more employees of Organon or its Affiliates or Sublicensees (or a Third Party acting on its or their behalf) in the course of conducting activities under this Agreement and that relates solely to a Licensed Compound or Licensed Product [*], including new or improved methods of manufacture, formulas, uses, indications, delivery methods or dosage forms thereof.
1.84“Organon Improvement Patents” means any and all Patent Rights Controlled by Organon or its Affiliates that claim (a) any Organon Improvement Know-How, (b) a Licensed Compound, or (c) any Licensed Product (or, with respect to Patent applications, would claim any of the foregoing if such Patent applications were to issue as Patents).
1.85“Organon Improvement Technology” means, collectively, the Organon Improvement Know-How and the Organon Improvement Patents.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

1.86“Organon Indemnitee” has the meaning set forth in Section 12.1(c).
1.87“Organon Know-How” means any Know-How that is (a) Controlled by Organon or any of its Affiliates as of the effective date of the applicable termination of this Agreement, (b) actually used by Organon or its Affiliates or Sublicensees in the Exploitation of or otherwise with respect to or incorporated in a Licensed Compound or any Licensed Product as it exists as of such effective date of termination, and (c) necessary to Develop, have Developed, Manufacture, have Manufactured, Commercialize or otherwise Exploit any Licensed Product as it exists as of such effective date of termination, but in each case (i) solely with respect to any such Licensed Product that is the subject of Development or Commercialization in the Territory as of the effective date of such termination, and (ii), if such Licensed Product is a Combination Product [*], excluding any such Know-How related to any such Other Product, including any active ingredient other than the Licensed Compound, in such Combination Product.
1.88“Organon Patents” means any Patents that (a) are Controlled by Organon or any of its Affiliates as of the effective date of the applicable termination of this Agreement, and (b) either (i) include one (1) or more claim(s) that claim or cover Organon Know-How or (ii) are actually used by Organon or its Affiliates or Sublicensees in the Exploitation of any Licensed Product as it exists as of such effective date of termination and are necessary to Develop, have Developed, Manufacture, have Manufactured, Commercialize or otherwise Exploit any Licensed Product as it exists as of such effective date of termination, but in each case (A) solely with respect to any such Licensed Product that is the subject of Development or Commercialization in the Territory as of the effective date of such termination, and (B), if such Licensed Product is a Combination Product [*], excluding any such Patents that cover any such Other Product, including any active ingredient other than the Licensed Compound, in such Combination Product, and in all cases, in no event shall Organon Patents include any Patent Controlled by Organon or any of its Affiliates that claims or covers the composition of any Other Product in a Combination Product.
1.89“Organon Technology” means, collectively, the Organon Know-How and the Organon Patents.
1.90“Other Product” has the meaning set forth in the definition of “Combination Product.”
1.91“Patent” or “Patent Right(s)” means: (a) an issued or granted patent, including any extension, supplementary protection certificate, registration, confirmation, reissue, reexamination, extension or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.
1.92“Patent Challenge” has the meaning set forth in Section 13.3(a).
1.93“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any Governmental Authority, government or agency or political subdivision thereof.
1.94“Phase 3 Trial” means a Clinical Trial of a Licensed Product which Clinical Trial the FDA permits to be conducted under an open IND, and which is designed to: (a) establish that the Licensed Product is safe and efficacious for its intended use; (b) define warnings, precautions, and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed; and (c) enable the submission of an NDA to the FDA for the Licensed Product, and that satisfies the requirements of U.S. federal regulation 21 C.F.R. § 312.21(c) and its successor regulation.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

1.95“Phase 4 Trial” means a study of the Licensed Product conducted after Regulatory Approval: (a) due to a request or requirement of a Regulatory Authority as a condition of receiving or maintaining such Regulatory Approval; or (b) voluntarily by a Party to enhance marketing or scientific knowledge of the Licensed Product (including, for clarity, any post-marketing surveillance studies and registries sponsored by a Party, epidemiological models, or pharmacoeconomic studies).
1.96“Privacy Laws” means any Applicable Laws regarding the collection, use, transfer, storage, protection, deletion, processing (both by computer and manually), combination, or other use of Clinical Trial subject or patient data (sometimes referred to as protected health information) or other personal data.
1.97“Product Trademarks” has the meaning set forth in Section 9.8.
1.98“Prosecution” means, with respect to any Patent, the preparation, filing, prosecution and maintenance (including any interferences, reissue proceedings, reexaminations, inter partes review, oppositions, invalidation proceedings and defense of validity or enforceability challenges) of such Patent.
1.99“Public Official” means (a) any elected or appointed officer, employee or representative of any regional, federal, state, provincial, county or municipal Governmental Authority, agency or other division; (b) any officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Authority, including any state-owned or controlled veterinary, laboratory research or medical facility; (c) any political party officer, candidate for public office, or political party employees or individuals acting for or on behalf of a political party or candidate for public office; (d) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; and (e) any person acting in an official capacity for any Government Authority, enterprise or organization identified above. For clarity, healthcare providers employed by government-owned or -controlled hospitals, or a person serving on a healthcare committee that advises a Governmental Authority, will be considered Public Officials.
1.100“Reduction Circumstances” has the meaning set forth in Section 7.4(c)(iii).
1.101“Regulatory Approval” means approval of a Drug Approval Application by the applicable Regulatory Authority for marketing and sale of a Licensed Product in the Territory. For clarity, Regulatory Approval does not include Reimbursement Approval.
1.102“Regulatory Authority” means (a) the FDA, (b) the EMA or the European Commission, (c) the NMPA, or (d) any regulatory body with similar regulatory authority over pharmaceutical or biotechnology products in any other jurisdiction anywhere in the world.
1.103“Regulatory Documentation” means (a) all Regulatory Filings, (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files, and (c) data contained or relied upon in any of the foregoing, in each case ((a), (b), and (c)) relating to a Licensed Compound or Licensed Product.
1.104“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Licensed Product, other than Patents, including rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997 (including

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

pediatric exclusivity), or rights similar thereto outside the U.S., such as Directive 2001/83/EC (as amended) in the European Union.
1.105“Regulatory Filing” means all applications, filings, submissions, approvals, licenses, registrations, permits, notifications, and authorizations (or waivers) with respect to the testing, Development, Manufacture, or Commercialization of any Licensed Product made to or received from any Regulatory Authority in a given country, including INDs, Drug Approval Applications, Regulatory Approvals and Reimbursement Approvals.
1.106“Reimbursement Approval” means any governmental approval, agreement, determination, or decision establishing prices for a Licensed Product that can be charged or reimbursed in regulatory jurisdictions where the applicable Regulatory Authorities approve or determine the price or reimbursement of pharmaceutical products.
1.107[*]
1.108“Reversion Licenses” has the meaning set forth in Section 13.6(f).
1.109“Reversion Royalty Dispute” has the meaning set forth in Section 13.6(f).
1.110“Royalty Term” has the meaning set forth in Section 7.4(b).
1.111“Rules” has the meaning set forth in Section 14.3.
1.112“Safety Concern” means, with respect to a Licensed Product, (a) any safety concern required to be reported under 21 C.F.R. § 312.32(c)(1)(iii) or the equivalent in any non-U.S. jurisdiction, or (b) a material toxicity or material drug safety issue or a Serious Adverse Event reasonably related to a Licensed Product.
1.113“Safety Reason” means that there is an unacceptable risk for harm in humans based upon (a) preclinical safety data, including data from animal toxicology studies, (b) the observation of serious adverse effects in humans after the Licensed Product has been administered to humans, such as during a Clinical Trial of a Licensed Product, or (c) other Safety Concerns.
1.114“Step-In Prosecuted Patent” has the meaning set forth in Section 7.4(c)(iv).
1.115“Sublicensee” means a Third Party to whom Organon grants a sublicense under any of the Licensed Technology licensed under Section 2.1, as permitted in accordance with Section 2.2, excluding contract research organizations, CMOs and similar service providers, and wholesalers, distributors and similar physical distributors that do not promote the sale of the Licensed Product.
1.116“Supply Agreements” has the meaning set forth in Section 5.3(a).
1.117“Supply Period” has the meaning set forth in Section 5.3(a).
1.118“Term” has the meaning set forth in Section 13.1(a).
1.119“Territory” means all of the countries in the world, and their territories and possessions.
1.120“Third Party” shall mean any Person that is not a Party or an Affiliate of a Party.

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1.121“Third Party Action” has the meaning set forth in Section 9.6(a).
1.122“Third Party License” has the meaning set forth in Section 7.4(c)(v).
1.123“Third Party License Agreement” has the meaning set forth in Section 9.7.
1.124“Trademarks” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo, business symbol or domain names, whether or not registered.
1.125“United States” or “U.S.” means the United States of America, including its territories and possessions.
1.126“Upfront Payment” has the meaning set forth in Section 7.1.
1.127“Valid Claim” means any claim in any [*] unexpired and issued Licensed Patent that has not been disclaimed, revoked or held invalid by a final non-appealable decision of a court or other governmental agency of competent jurisdiction [*].
2.	LICENSE GRANTS
2.1License Grant to Organon.  Subject to the terms and conditions of this Agreement, ObsEva (on behalf of itself and its Affiliates) hereby grants to Organon and its Affiliates an exclusive (even as to ObsEva and its Affiliates, subject to Section 2.5), sublicensable (solely in accordance with Section 2.2), non-transferable (except as provided in Section 14.9) license and sublicense under the Licensed Technology to Develop, Manufacture, have Manufactured, Commercialize and otherwise Exploit Licensed Compound and Licensed Products in the Field and in the Territory.
2.2Sublicenses.  Organon shall have the right to grant sublicenses under the license granted in Section 2.1, subject to ObsEva being duly informed in writing by Organon in advance of the execution of any sublicense agreement by Organon with each Sublicensee; provided, however, that, [*].  Each sublicense granted by Organon pursuant to this Section 2.2 shall be consistent with the terms and conditions of this Agreement and shall include obligations of confidentiality and non-use applicable to the Confidential Information of ObsEva that are substantially similar to those set forth in Article 10, and include the applicable reporting and record keeping requirements set forth in Article 8.  The granting by Organon of a sublicense to a Sublicensee shall not relieve Organon of its obligations hereunder and Organon shall remain directly liable to ObsEva with respect to the performance of its obligations under, and Organon’s compliance with all provisions of, this Agreement, including ensuring that the performance by any of its Sublicensees of such obligations is in accordance with the applicable terms of this Agreement. Organon shall promptly provide ObsEva with a copy of each fully executed sublicense agreement executed by Organon with each Sublicensee, provided that the commercial and financial terms of such sublicense may be redacted, and ObsEva hereby undertakes to treat such redacted sublicense agreement as Confidential Information of Organon.  For the avoidance of doubt, (i) Organon may grant sublicenses on a country-by-country basis or worldwide and (ii) contract research organizations, CMOs and similar service providers, and wholesalers, distributors and similar physical distributors that do not promote the sale of the Licensed Product shall not need a sublicense and shall be handled in accordance with the subcontracting provision of Section 5.6.
2.3Merck Serono Agreement.

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(a)The Parties acknowledge and agree that the sublicense granted under this Article 2 under certain Licensed Technology that is not owned by ObsEva or its Affiliates are subject to the limitations, obligations, and reservations imposed on ObsEva or its Affiliates in the Merck Serono Agreement.  [*]. Organon acknowledges that it has received a copy of the Merck Serono Agreement.
(b)ObsEva represents and warrants to Organon, as of the Effective Date, that (i) Schedule 2.3 contains a complete and accurate list of all requirements applicable to Organon of the Merck Serono Agreement, and (ii) a copy of the Merck Serono Agreement and all associated amendments related to the performance of obligations thereunder was included in the electronic data room that has been made available to Organon.
(c)With respect to the Merck Serono Agreement, ObsEva represents and warrants to Organon, as of the Effective Date, that: (i) it is in full force and effect; (ii) neither ObsEva nor any of its Affiliates is in material breach thereof; (iii) neither ObsEva nor any of its Affiliates has received any notice from Merck Serono of any material breach or notice of threatened material breach thereof; (iv) neither ObsEva nor any of its Affiliates has received any notice from Merck Serono of any intent to reduce the scope of the field thereunder or render any of the licenses thereunder non-exclusive or otherwise terminate the Merck Serono Agreement, and, to ObsEva’s Knowledge no event, act or omission has occurred which would reasonably give rise to the right of Merck Serono to reduce the scope of the field thereof or render any of the licenses thereunder non-exclusive or otherwise terminate such agreement or any licenses thereunder (including with respect to any particular Patents or other intellectual property); (v) neither ObsEva nor any of its Affiliates have waived or relinquished any rights thereunder; and (vi) entering into this Agreement and granting the rights and licenses granted (or purported to be granted) to Organon hereunder complies with and will not result in a breach of the terms and conditions of the Merck Serono Agreement.
(d)ObsEva will inform Organon of any action it may take under the Merck Serono Agreement to the extent such action may impact Organon’s interest hereunder and will consult with Organon with respect thereto.  Without limiting the foregoing, ObsEva shall: (i) fulfill in all material respects all of its obligations, including its payment obligations, under, and shall not otherwise breach in any material respect, the Merck Serono Agreement and shall maintain same in full force and affect; (ii) not assign (except an assignment to a party to which this Agreement has been assigned as permitted under Section 14.9), amend, restate, amend and restate, terminate in whole or in part, or otherwise modify the Merck Serono Agreement, or otherwise waive any rights under the Merck Serono Agreement, in each case, without the prior written consent of Organon, such consent not to be unreasonably withheld, conditioned or delayed; (iii) provide Organon with prompt notice of any claim by Merck Serono or ObsEva, respectively, of ObsEva’s or Merck Serono’s breach under the Merck Serono Agreement or notice from Merck Serono or ObsEva of termination of the Merck Serono Agreement; (iv) promptly send to Organon copies of all other material correspondence from ObsEva to Merck Serono or from Merck Serono to ObsEva with respect to the Merck Serono Agreement. Without limiting any other right or remedy of Organon under this Agreement and in order to prevent, ameliorate, mitigate or cure a breach of the Merck Serono Agreement, in the event that ObsEva becomes aware (either on its own, or by notice from Merck Serono) of its material failure to perform any of its obligations under the Merck Serono Agreement (including where a breach or alleged breach by Organon of its obligations under this Agreement or any other act or omission by Organon prevents such performance by ObsEva or is the cause of ObsEva’s failure to perform such obligation), it shall so promptly notify Organon in writing.  Except to the extent that a breach or alleged breach by Organon (or its Affiliate or Sublicensee) of its obligations under this Agreement or any other act or omission by Organon or its Affiliate or Sublicensee prevents such performance by ObsEva or is the cause of ObsEva’s failure to perform such obligation, ObsEva’s notice shall include ObsEva’s proposed plan to remediate or cure such material failure for Organon’s review and approval, and if such failure is not cured

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within [*] days after written notice to Organon, Organon shall have the right, but not the obligation, to perform such obligation on behalf of ObsEva [*] For clarity, if and to the extent ObsEva is prevented from performing any of its obligations under the Merck Serono Agreement as a result of, or ObsEva’s material failure to perform any of its obligations under the Merck Serono Agreement is caused by, a breach or alleged breach by Organon (or its Affiliate or Sublicensee) of its obligations under this Agreement or any other act or omission by Organon or its Affiliate or Sublicensee, the preceding sentence shall not apply.
(e)Without limiting the provisions of the foregoing clause (d), ObsEva will enforce (or otherwise take the actions necessary to enable Organon to enforce) ObsEva’s rights and benefits under the Merck Serono Agreement, and the obligations of Merck Serono under the Merck Serono Agreement, in each case, that may impact the rights, benefits and obligations of Organon hereunder, including taking such actions and exercising such rights under the Merck Serono Agreement as Organon may reasonably request.  ObsEva shall provide notice to Organon of any discussions or other interactions with Merck Serono related to any Licensed Compound or Licensed Product, or the Merck Serono Agreement, and allow Organon to participate in such discussions and interactions, and will not make any decisions with Merck Serono with respect to any Licensed Compound or Licensed Product without the prior consent of Organon, such consent not to be unreasonably withheld, conditioned or delayed.
(f)If Organon reasonably requests amendments to the Merck Serono Agreement that are reasonably necessary to facilitate Development and Commercialization of Licensed Compounds and Licensed Products,  ObsEva shall, together with Organon, negotiate with Merck Serono to enter into an appropriate amendment to implement the requested modifications to the Merck Serono Agreement. For clarity, Organon shall participate, and at ObsEva’s request take the lead, in such negotiations, and any such amendments shall be subject to the approval of Organon and ObsEva, which approval shall not be unreasonably withheld, conditioned or delayed by either Party.
(g)ObsEva will bear and will be responsible for all of its payment obligations, including royalty payments to Merck Serono, under the Merck Serono Agreement.
2.4Additional In-License Agreements. During the Term, neither ObsEva nor any of its Affiliates shall, without Organon’s prior written consent, enter into any agreement with a Third Party related to Know-How, Regulatory Documentation, material, Patents, or other intellectual property rights directed primarily to a Licensed Compound or Licensed Product.
2.5Reserved Rights.  Notwithstanding the exclusive licenses granted to Organon hereunder, ObsEva hereby reserves the right to practice, and to grant licenses under, the Licensed Technology to perform its obligations under this Agreement and any ancillary agreement.
2.6No Implied Licenses.  Except as set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any Patents, Know-How, or other intellectual property owned or controlled by the other Party.
3.	GOVERNANCE
3.1Joint Advisory Committee.  Within [*], the Parties shall establish a Joint Advisory Committee (the “Joint Advisory Committee” or the “JAC”) to act as a consultative body, and provide input and oversight, with respect to the Development of the Licensed Product in the Territory.  In particular, the JAC shall:
(a)review and discuss the Development Plan and amendments thereto;

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(b)oversee the Development activities performed pursuant to the Development Plan;
(c)facilitate the transfer of Licensed Know-How to Organon under Section 4.4;
(d)review and discuss draft protocols or synopses of protocols for Clinical Trials and Phase 4 Trials; and
(e)perform such other functions as the Parties may mutually agree in writing from time to time, except where in conflict with any provisions of this Agreement.
3.2JAC Membership and Meetings.
(a)JAC Representatives.  The JAC shall be comprised of an equal number of up to three (3) representatives from each Party. Each Party’s JAC representatives will have appropriate scientific, clinical, regulatory or commercial expertise and ongoing familiarity with the activities hereunder as are required to fulfill their obligations as members of the JAC. Each Party may replace its representatives on the JAC on written notice to the other Party.  Organon shall appoint the chairperson of the JAC.  The chairperson shall prepare and circulate agendas to JAC members at least five (5) days before each JAC meeting and shall direct the preparation of reasonably detailed minutes for each JAC meeting, which shall be approved by the chairperson and circulated to JAC members within thirty (30) days after such meeting.
(b)Meetings.  The JAC shall hold meetings at such times as it elects to do so, but no less frequently than once per Calendar Year.  Notwithstanding the foregoing, either Party may request that a special ad hoc meeting of the JAC be convened to address matters that cannot reasonably be postponed until the next scheduled meeting of the JAC, and the Parties may mutually agree upon alternative meeting schedules, including less frequently.  Meetings may be conducted in person or by teleconference, videoconference or other similar communications equipment.  In-person meetings shall be held at locations alternately selected by the Parties.  Each Party shall be responsible for its own expenses of participating in any JAC meeting.
(c)Non-Member Attendance.  Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the JAC meetings; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide reasonable prior written notice to the other Party.  The Party inviting a Third Party to attend a JAC meeting shall ensure that such Third Party is bound by written confidentiality and non-use obligations consistent with the terms of this Agreement.
3.3Limitations on Authority. The JAC shall be an advisory body, and its decisions will not be binding on or enforceable against either Party, and each Party shall remain responsible for such Party’s decisions relating to the conduct of those activities for which it has a performance or other obligation hereunder, in each case in a manner consistent with the terms and conditions of this Agreement. Notwithstanding the foregoing, if [*], then, within [*] days after the applicable meeting of the JAC, ObsEva may submit such matter to the Party’s respective Executive Officers who shall discuss such matter in good faith as soon as practicable; provided that, if the Executive Officers are unable to reach agreement after such good faith discussions within a period of [*] days after such matter is so submitted, then Organon’s Executive Officer shall have the final decision-making authority with respect to such matter. Without limiting the generality of the foregoing, (a) the JAC shall not have the power to amend this Agreement, (b) no decision by the JAC or by either Party may be in contravention of any terms or conditions of this Agreement, and (c) neither the JAC nor a Party will have the authority to (i) amend or modify, or waive compliance with this Agreement, (ii) obligate either Party to violate Applicable Law, the requirements of

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any Regulatory Authority or any agreement with any Third Party, or (iii) impose any obligation on either Party that would be in violation of such Party’s written standard operating procedures, written business policies, or written compliance policies or procedure.
3.4Discontinuation of the JAC.  The activities of the JAC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services.  Subject to Section 14.1(b), the JAC shall continue to exist until the earlier of (a) the Parties mutually agreeing to disband the JAC, (b) ObsEva’s election to withdraw its participation and remove its members from the JAC, or (c) [*]. At such time, the JAC shall automatically dissolve and have no further responsibilities under this Agreement, and each Party shall designate a contact person for the exchange of information under this Agreement. Following discontinuation of the JAC, any information, documents or reports that a Party is otherwise required to provide to the JAC pursuant to this Agreement shall be provided directly to the other Party.
3.5Alliance Managers.  Promptly after the Effective Date, each Party shall appoint an individual who shall serve as the main point of contact for each Party to exchange information, facilitate communication and coordinate the Parties’ activities hereunder (each, an “Alliance Manager”).  The Alliance Managers shall oversee communications between the Parties for all matters between meetings of the JAC and after the JAC is discontinued, and shall have such other responsibilities as the Parties may agree in writing after the Effective Date. Each Party may replace its Alliance Manager at any time by providing prior written notice (which may be by email) to the other Party.  Each Party shall bear the costs of its Alliance Manager.
4.	DEVELOPMENT; REGULATORY
4.1General.  Subject to the terms and conditions of this Agreement, including Section 6.1, Organon shall have sole right and responsibility, at its sole cost and expense, to Develop the Licensed Compounds and Licensed Products in the Territory, including, for clarity, formulation development, GMP manufacturing, regulatory dossier development, non-clinical studies, Clinical Trial development and execution, quality control and quality management, submission of Regulatory Filings, and interactions with relevant Regulatory Authorities.
4.2Development Plan; Performance.
(a)Organon shall prepare, and shall provide to the JAC for review and discussion, a plan setting forth the Development activities (including regulatory activities) to be undertaken by Organon or its Affiliates or Sublicensees and intended to achieve Regulatory Approval of the Licensed Products in the Field in the Major Markets (“Development Plan”). Organon shall prepare an update to the Development Plan at least [*], and shall provide such amended Development Plan to the JAC for review and discussion.
(b)Organon shall perform, and will ensure that its Affiliates, Sublicensees and Third Party contractors perform, all Development activities under this Agreement in sound scientific manner, in material compliance with all Applicable Laws, and in accordance with, as applicable, ICH and GxP
4.3Development Reports.  In advance of each regularly scheduled JAC meeting, or in writing provided to ObsEva’s Alliance Manager at least [*] if the JAC is discontinued, Organon shall provide ObsEva with a high-level report (by means of a slide presentation or otherwise) summarizing Organon’s and its Affiliates and Sublicensees’ significant Development activities in the Major Markets, and the results of such activities, during the period since the previous such report. At each meeting of the JAC, Organon will present and the Parties will discuss such report and a summary of Organon’s and its Affiliates’ and

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Sublicensees’ significant Development efforts and updates on their Development progress with respect to the Licensed Compounds and the Licensed Products in the Major Markets during the period since the previous JAC meeting. In addition, Organon will promptly provide ObsEva, through the JAC or ObsEva’s Alliance Manager if the JAC is discontinued, with written notice and a reasonably detailed description of any significant Development events (e.g., Clinical Trial Initiation, termination or completion, clinical holds, Safety Concerns or receipt of Regulatory Approvals) arising in the course of Organon’s or its Affiliate’s or Sublicensee’s Development of Licensed Products in the Major Markets. Without limiting the foregoing, [*], Organon shall provide ObsEva a written report summarizing its Development activities [*], in the format reasonably requested by ObsEva, [*].
4.4Technology Transfer.
(a)Within [*] after the Effective Date, to the extent not done so already, ObsEva shall, and shall cause its Affiliates to, without additional compensation, disclose and make available to Organon, in electronic or hard copy form, as Organon may reasonably request, Licensed Know-How and any other Know-How claimed or Covered by any Licensed Patent or otherwise relating to any Licensed Compound or Licensed Product.
(b)In connection with such transfer, ObsEva, in a timely manner, shall assist Organon in the use and understanding of such Licensed Know-How, including providing technical assistance and making its technical personnel available to Organon. Without prejudice to the generality of the foregoing, if visits of ObsEva’s representatives to Organon’s facilities are reasonably requested by Organon for purposes of transferring the Licensed Know-How or other Know-How to Organon or for purposes of Organon acquiring expertise on the practical application of such Know-How or assisting on issues arising during the Exploitation of any Licensed Compound or any Licensed Product, ObsEva shall send appropriate representatives to Organon’s facilities.
(c)In addition, in accordance with the Manufacturing Transfer Plan, ObsEva shall effect a full transfer to Organon or its designee (which designee may be an Affiliate or a CMO) of all Licensed Know-How relating to the then-current process for the Manufacture of the Licensed Compounds and Licensed Products (the “Manufacturing Process”) and to implement the Manufacturing Process at facilities designated by Organon (such transfer and implementation, as more fully described in this Section 4.4(c), the “Manufacturing Technology Transfer”). ObsEva shall provide, and shall [*] cause its CMOs to provide, all assistance requested by Organon to enable Organon (or its Affiliate or designated CMO, as applicable) to implement the Manufacturing Process at the facilities designated by Organon.  If requested by Organon, such assistance shall include providing an introduction to ObsEva’s CMOs and facilitating the entering into of agreements with applicable Third Party suppliers relating to the Licensed Compounds and Licensed Products. Without limitation to the foregoing, in connection with the Manufacturing Technology Transfer:
(i)ObsEva shall make available, [*], to Organon (or its Affiliate or designated CMO, as applicable) from time to time as Organon may reasonably request during the period of the Manufacturing Technology Transfer (as set forth in Section 4.4(d)), all Manufacturing-related Licensed Know-How and materials relating to the Manufacturing Process, and all documentation constituting material support, performance advice, shop practice, standard operating procedures, specifications as to materials to be used and control methods, that are necessary or reasonably useful to enable Organon (or its Affiliate or designated CMO, as applicable) to use and practice the Manufacturing Process;
(ii)ObsEva shall cause all appropriate employees and representatives of ObsEva and its Affiliates to meet with, [*] cause all appropriate employees and representatives of its CMOs

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to meet with, employees or representatives of Organon (or its Affiliate or designated CMO, as applicable) at the applicable manufacturing facility at mutually convenient times during the period of the Manufacturing Technology Transfer (as set forth in Section 4.4(d)) to assist with the working up and use of the Manufacturing Process and with the training of the personnel of Organon (or its Affiliate or designated CMO, as applicable) to the extent necessary or reasonably useful (as reasonably requested by Organon) to enable Organon (or its Affiliate or designated CMO, as applicable) to use and practice the Manufacturing Process; and
(iii)Without limiting the generality of clause (ii) above, during the period of the Manufacturing Technology Transfer (as set forth in Section 4.4(d)), ObsEva shall cause all appropriate analytical and quality control laboratory employees and representatives of ObsEva and its Affiliates to meet with, [*] cause all appropriate analytical and quality control employees and representatives of its CMOs to meet with, employees or representatives of Organon (or its Affiliate or designated CMO, as applicable) at the applicable manufacturing facility and make available all necessary equipment, at mutually convenient times, to support and execute the transfer of all applicable analytical methods and the validation thereof.
(d)ObsEva’s obligations under this Section 4.4, including its obligations to provide support or assistance pursuant to Section 4.4(b) and to carry out the Manufacturing Technology Transfer pursuant to Section 4.4(c), shall terminate on the earlier of (i) completion of the Manufacturing Technology Transfer in accordance with the Manufacturing Transfer Plan or (ii) the date that is [*] after the Effective Date.  ObsEva shall provide up to an aggregate of [*] full-time equivalent hours of ObsEva (or its Affiliate(s)) employees to support and assist pursuant to Section 4.4(b) and Section 4.4(c) without additional compensation, [*]. Thereafter, Organon shall reimburse ObsEva for its full-time equivalent costs of ObsEva (or its Affiliate(s)) (at an hourly rate of [*] per hour) (where such full-time equivalent costs are in excess of the [*] full-time equivalent hours set forth in the preceding sentence) and any reasonable and verifiable out-of-pocket costs incurred by ObsEva in providing such support and assistance; [*] Organon shall reimburse all documented and verifiable out-of-pocket costs paid by ObsEva to CMOs in connection with the Manufacturing Technology Transfer, including during the period in which ObsEva provides full-time equivalent hours free of charge to Organon pursuant to this Section 4.4(c).  ObsEva shall invoice Organon for amounts owed by Organon pursuant to this Section 4.4(c), together with supporting documentation, once per Calendar Quarter, which invoiced amounts shall be payable by Organon within [*] days after its receipt of such invoice.
(e)Without limiting the foregoing, in the event that ObsEva makes any invention, discovery, or improvement relating to the Manufacture of a Licensed Compound or a Licensed Product during the Term, ObsEva shall promptly disclose such invention, discovery, or improvement to Organon, and shall, at Organon’s request, perform technology transfer with respect to such invention, discovery, or improvement in the same manner as provided in Section 4.4(c) and Section 4.4(d).
(f)Nothing in this Section 4.4 shall obligate ObsEva to (i) create any new invention, discovery, improvement or other Know-How, (ii) purchase, lease or otherwise procure any additional equipment, software or other resources, or (iii) take any actions that would result in the breach of any agreement with a Third Party.
4.5Inventory. ObsEva shall, at Organon’s request, transfer, assign and deliver to Organon any remaining inventory (as and to the extent requested by Organon) of GMP and non-GMP Licensed Product and bulk Licensed Compound in ObsEva’s (or its Affiliates’ or its Third Party contract manufacturer’s) inventory as of the Effective Date, [*].  ObsEva hereby represents to Organon that Schedule 4.5 sets forth a complete and accurate list of the total quantities of such inventory as of the Effective Date (and indicating whether such inventory is GMP or non-GMP). ObsEva shall make available to Organon,

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directly or by enabling Organon to conduct an on-site or direct inspection of, documentation demonstrating that all such inventory to be provided to Organon was Manufactured in accordance with GMPs.  ObsEva shall and hereby does, represent to Organon that such inventory was Manufactured in accordance with GMPs, Applicable Laws and the specifications therefor.  In furtherance of and without limiting the foregoing, ObsEva shall provide to Organon, as soon as reasonably practicable following the Effective Date (but in all cases, within [*] days thereafter), reasonable supporting documentation with respect to such inventory, including batch records, release records and other documentation demonstrating the quality of such inventory. Organon may elect to take possession of less than the inventory remaining at the Effective Date for any reason, including if Organon or its Affiliates believes that any such inventory was not (and at all times up until delivery of such inventory to Organon hereunder did not remain) Manufactured in accordance with all Applicable Laws (including, as applicable, GMPs), and the specifications therefor, or that such inventory were adulterated or misbranded within the meaning of the FFDCA or any similar Applicable Laws of any applicable jurisdiction or were articles that could not, under the provisions of the Applicable Law, be introduced into interstate commerce.  If Organon elects to take possession of less than the remaining inventory, Organon shall so notify ObsEva and ObsEva shall transfer, assign and deliver to Organon only such inventory as requested by Organon. Except as otherwise set forth in this Section 4.5, [*].
4.6Regulatory Responsibilities.

(a)Subject to the terms and conditions of this Agreement, including Section 6.1, Organon shall have the sole right and responsibility, at its sole cost and expense, to seek to obtain and to maintain Regulatory Approvals for the Licensed Products in the Field in the Territory and to conduct all related regulatory affairs, including communications with Regulatory Authorities in the Territory relating to the Licensed Compounds and Licensed Products. ObsEva shall support Organon, as may be reasonably necessary, in obtaining all Regulatory Approval for the Licensed Products, and in the activities in support thereof, including providing necessary documents or other materials required by Applicable Law to obtain all Regulatory Approval.
(b)Organon (or its Affiliate or Sublicensee) shall be the holder of and shall own all Regulatory Filings, including INDs, Drug Approval Applications and Regulatory Approvals, for the Licensed Products in the Territory in the name of Organon (or its Affiliate or Sublicensee, as applicable). Upon the request of Organon, ObsEva shall execute all documents and take all actions as are necessary or reasonably requested by Organon to transfer and vest title to Organon in all Regulatory Filings for a Licensed Compound or Licensed Product owned or controlled by ObsEva (or any of its Affiliates), including the INDs set forth on Schedule 4.6(a) (collectively, the “Existing INDs”).
4.7Adverse Event Reporting.
(a)Following the transfer of any Existing IND from ObsEva to Organon hereunder, or if there are no Existing INDs to transfer then on and after the Effective Date, Organon shall be solely responsible for the collection, review, assessment, tracking, submission, and filing of information related to adverse events (“AEs”) and serious adverse events (“SAEs”) associated with the Licensed Compounds and Licensed Products, in accordance with 21 CFR 312.32, 314.80 and comparable regulations, guidance, directives and the like governing AEs/SAEs associated with such Licensed Compound or Licensed Product.
(b)Within [*] of the Effective Date, ObsEva will provide Organon with all legacy AE and SAE reports in the form of a mutually agreed format (electronic copy of CIOMS I form or E2B format).

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(c)Following receipt, and completion of processing, by Organon of all AE and SAE reports required to be provided under Section 4.7(b), Organon will assume the role of global safety database holder, and shall be responsible for maintaining, at its sole cost and expense, the global safety database, for the Licensed Compounds and Licensed Products.
5.	COMMERCIALIZATION; MANUFACTURE; SUBCONTRACTING
5.1Commercialization.  Subject to the terms and conditions of this Agreement, including Section 6.2, Organon shall have the sole right and responsibility, at its sole cost and expense, to Commercialize the Licensed Products in the Territory and to conduct market access activities relating to the Licensed Products, including: (a) developing and executing a commercial launch and pre-launch plan; (b) negotiating Reimbursement Approvals with Governmental Authorities; (c) marketing, advertising and promotion; (d) distribution and performance of related services; (e) handling order processing, invoicing and collection, inventory and receivables; (f) determining pricing and terms of sale of Licensed Product; and (g) providing customer support.
5.2Medical Affairs.  Subject to the terms and conditions of this Agreement, including Section 6.2, Organon shall have the sole right and responsibility, at its sole cost and expense, to conduct medical affairs relating to Licensed Products.
5.3Manufacture.
(a)Supply of Licensed Compounds and Licensed Products Prior to Manufacturing Technology Transfer. During the period beginning on the Effective Date and ending on the date that is [*] after the Effective Date or, if earlier, ending on the date the facilities designated by Organon pursuant to Section 4.4(c) are fully qualified and validated following completion of Manufacturing Technology Transfer (the “Supply Period”), pursuant to supply agreements and associated quality agreements (collectively, “Supply Agreements”)  to be entered into by the Parties [*] as soon as practicable (with a goal of no later than [*] days) after the Effective Date, unless otherwise agreed to in writing by the Parties, ObsEva shall have Manufactured and supplied to Organon or its designee, through ObsEva’s existing CMO that manufactures Licensed Compound and Licensed Products (“Licensed Product CMO”), the Licensed Compound and the Licensed Products [*] for Development purposes throughout the Territory. [*] The Supply Agreements will include the terms set forth on Schedule 5.3(a) (as applicable to Manufacture and supply of the Licensed Compound and/or the Licensed Product) and other terms customary for supply arrangements between partners. ObsEva shall use [*] to ensure that ObsEva’s agreements with the Licensed Product CMO are consistent with such terms, provided that in the event ObsEva and the Licensed Product CMO are unable to mutually agree to include such terms, the Parties will discuss in good faith any necessary amendments to Schedule 5.3(a) prior to ObsEva entering into an agreement or work order or similar arrangement with any such Licensed Product CMO. The Supply Agreements will provide (i) that ObsEva’s agreements with the Licensed Product CMO will require such CMO to Manufacture the Licensed Compounds and Licensed Products in accordance with GMPs and the specifications therefor and [*]  In all cases, the price for the supply shall be [*].
(b)Supply of Licensed Compounds and Licensed Products after the Supply Period. As between the Parties, following expiration of the Supply Period, Organon shall have the sole right and responsibility to Manufacture the Licensed Compounds and Licensed Products for all purposes under this Agreement, including supply of Licensed Compound and Licensed Product to Organon’s Affiliates and Sublicensees.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

5.4Reports. Once per Calendar Year, in advance of a regularly scheduled JAC meeting, or in writing to ObsEva’s Alliance Manager if the JAC is discontinued, Organon shall provide ObsEva with (a) a high-level report (by means of a slide presentation or otherwise) summarizing Organon’s and its Affiliates and Sublicensees’ significant Commercialization and medical affairs activities in the Major Markets during the period since the previous such report, and (b) [*]. At such JAC meeting or through the Parties’ Alliance Managers, Organon will present and the Parties will discuss such report and a summary of Organon’s and its Affiliates’ and Sublicensees’ significant Commercialization and medical affairs activities with respect to the Licensed Products in the Territory.  Further, on or before June 1st of each Calendar Year, Organon shall provide ObsEva a written report summarizing its Manufacturing and as applicable Commercialization activities in the Territory during the preceding Calendar Year, in the format reasonably requested by ObsEva, [*].
5.5Performance. Organon shall perform, and will ensure that its Affiliates, Sublicensees and Third Party contractors perform, all Commercialization, medical affairs and Manufacturing activities under this Agreement in compliance with all Applicable Laws, including, as applicable, GxP standards.
5.6Subcontracting. Organon shall have the right to engage any Third Party subcontractor to perform any or all of its obligations hereunder, including contract research organizations, contract manufacturing organizations and similar service providers. The applicable provisions of each agreement between Organon and a Third Party subcontractor shall be materially consistent with the corresponding provisions of this Agreement and shall include confidentiality and non-use provisions at least as stringent as those set forth in Article 10. Organon’s engagement of any subcontractor pursuant to this Section 5.6 shall not relieve Organon of its obligations under this Agreement and Organon shall be fully responsible for any acts or omissions of its subcontractors, including compliance by such subcontractors with Anti-Corruption Laws, Privacy Laws and GxP standards, as applicable, and for compliance with all provisions of this Agreement.
6.	DILIGENCE
6.1Development Diligence.  Organon, itself or through its Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to [*].
6.2Commercialization Diligence.  Organon, itself or through its Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to (a) [*].
7.	FINANCIAL PROVISIONS
7.1Upfront Payment. Organon shall pay to ObsEva a one-time, non-refundable, noncreditable payment equal to Twenty-Five Million Dollars ($25,000,000) (the “Upfront Payment”), payable within [*] after the Effective Date.
7.2Non-Sales Milestones Payments.
(a)Non-Sales Milestones.  Subject to the remainder of this Section 7.2 and Section 7.5, Organon shall pay to ObsEva the one-time, non-refundable, non-creditable milestone payments set forth in the table below upon the first achievement of the applicable milestone event by the first Licensed Product (whether by or on behalf of Organon or its Affiliates or Sublicensees):
Non-Sales Milestone Event	Non-Sales Milestone Payment
[*]	[*]

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[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
(b)Non-Sales Milestone Cap. Each milestone payment in this Section 7.2 shall be payable one time only upon the first achievement of such milestone by the first Licensed Product and no amounts shall be due for subsequent or repeated achievements of such milestone, whether for the same or a different Licensed Compound or Licensed Product.  The maximum aggregate amount payable by Organon pursuant to this Section is [*]. [*].
(c)Notice and Payment.  Organon shall notify ObsEva in writing and pay to ObsEva the applicable development milestone payment within [*].  If, notwithstanding the fact that Organon has not provided ObsEva notice of the achievement of any milestone event set forth in this Section 7.2, ObsEva believes that any such milestone event has been achieved, it shall so notify Organon in writing and the Parties shall promptly meet and discuss in good faith whether such milestone has been achieved.  Any dispute under this this Section 7.2 regarding whether or not such a milestone event has been achieved shall be subject to resolution in accordance with Section 14.3.
7.3Sales-Based Milestones Payments.
(a)Sales Milestones.  Subject to the remainder of this Section 7.3 and Section 7.5, in the event the aggregate Net Sales of all Licensed Products made by Organon or any of its Affiliates or Sublicensees in the Territory in a given Calendar Year first exceeds each of the sales milestone events set forth in the left-hand column of the table immediately below, Organon shall pay to ObsEva the sales milestone payment in the corresponding amount set forth in the right-hand column of the table within [*].
Sales Milestone Event	Sales Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
(b)Sales Milestone Cap. Each milestone payment in this Section 7.3 shall be payable only upon the first achievement of such milestone in a Calendar Year, and no amounts shall be due for subsequent or repeated achievements of such milestone in subsequent Calendar Years, whether for the same or a different Licensed Compound or Licensed Product.  The maximum aggregate amount payable by Organon pursuant to this Section 7.3 is [*].
(c)Expiration of Royalty Term. With respect to each Licensed Product in each country in the Territory, from and after the expiration of the Royalty Term for such Licensed Product in such country, Net Sales of such Licensed Product in such country shall be excluded for purposes of

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calculating the Net Sales thresholds set forth in this Section 7.3.  Following the expiration of the final Royalty Term, Organon will have no obligation to pay any milestone payments pursuant to this Section 7.3.
(d)Notice and Payment.  As part of the report in Section 8.1, Organon shall provide written notice to ObsEva upon the annual Net Sales of the Licensed Products reaching the values set forth in Section 7.3(a) above.  If, notwithstanding the fact that Organon has not provided ObsEva notice of the achievement of any milestone event set forth in this Section 7.3, ObsEva believes that any such milestone event has been achieved, it shall so notify Organon in writing and the Parties shall promptly meet and discuss in good faith whether such milestone has been achieved.  Any dispute under this Section 7.3 regarding whether or not such a milestone event has been achieved shall be subject to resolution in accordance with Section 14.3.
7.4Royalty Payments.
(a)Royalty Rate.  Subject to the remainder of this Section 7.4 and Section 7.5, during the Royalty Term, Organon shall make quarterly non-refundable, non-creditable royalty payments to ObsEva on the aggregate Net Sales of all Licensed Products made by Organon or any of its Affiliates or Sublicensees in the Territory (excluding Net Sales of each Licensed Product in any country in the Territory for which the Royalty Term for such Licensed Product in such country has expired) in a Calendar Year on a tiered basis at the applicable incremental royalty rate set forth in the table below.
Portion of Aggregate Net Sales of all Licensed Products in the Territory in a Calendar Year	Royalty Rate
[*]	[*]
[*]	[*]
[*]	[*]
(b)Royalty Term.  The royalties set forth in Section 7.4(a) shall be paid on a Licensed Product-by-Licensed Product and country-by-country basis from the First Commercial Sale of such Licensed Product in such country by or on behalf of Organon, its Affiliates, or Sublicensees, until the last to occur of [*] (the “Royalty Term”). With respect to each Licensed Product in each country in the Territory, from and after the expiration of the Royalty Term for such Licensed Product in such country, Net Sales of such Licensed Product in such country shall be excluded for purposes of calculating the Net Sales thresholds and ceilings set forth in Section 7.4(a).
(c)Royalty Reductions.
(i)After Expiration of Royalty Term. Organon shall have no obligation to pay any royalty with respect to Net Sales of any Licensed Product in any country after the Royalty Term for such Licensed Product in such country has expired.
(ii)Generic Product Sales. On a Licensed Product-by-Licensed Product and country-by-country basis during the Royalty Term, and subject to Section 7.4(c)(vi), if one or more Generic Products is sold in such country and (A) if the aggregate [*] of all such Generic Products sold in such country in a Calendar Year exceed [*] of all such Generic Products and Licensed Product sold in such country in such Calendar Year, then commencing at the beginning of the Calendar Quarter in which such [*] of Generic Products sold exceed [*], the royalty rates set forth in Section 7.4(a) for such Licensed Product shall be reduced in such country by [*] for the remainder of the Royalty Term.  [*] Notwithstanding the foregoing, [*].

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(iii)Reduction Circumstances. Subject to Section 7.4(c)(vi), on a Licensed Product-by-Licensed Product and country-by-country basis, if during any Calendar Quarter within the applicable Royalty Term for such Licensed Product in such country, [*] (the “Reduction Circumstances”), then, [*], the royalty rates set forth in Section 7.4(a) applicable to the Net Sales of such Licensed Product in such country will be reduced by [*]; provided that, [*], then [*]. For clarity, the maximum reduction in the royalty rates under this Section 7.4(c)(iii) is [*].
(iv)Step-In Prosecuted Patent. If, during the Royalty Term, Organon assumes the Prosecution of an ObsEva Patent pursuant to Section 9.4(b)(i) or assumes the Prosecution of a Merck Serono Patent pursuant to Section 9.4(b)(ii) (each, a “Step-In Prosecuted Patent”), then on a Licensed Product-by-Licensed Product and country-by-country basis, such Step-In Prosecuted Patent shall cease to be included in the Licensed Patents for purposes of determining the Royalty Term applicable to such Licensed Product in such country.
(v)Third Party Payments. In the event that Organon enters into a Third Party License Agreement pursuant to Section 9.7 in order to obtain a license under [*] (in each case of clause (A) and (B), an “Infringing Licensed Product” and such Third Party License Agreement, a “Third Party License”), then, subject to Section 7.4(c)(vi) and Section 7.5, on an Infringing Licensed Product-by-Infringing Licensed Product and country-by-country or jurisdiction-by-jurisdiction basis, Organon shall be entitled to deduct from any royalties payable hereunder with respect to that Infringing Licensed Product and country or other jurisdiction [*] actually paid to such Third Party under such Third Party License directly as a result of the Development, Manufacture or Commercialization of such Infringing Licensed Product in such country or jurisdiction; provided that, the royalty rate that otherwise would be applicable under Section 7.4(a) to Net Sales of such Infringing Licensed Product in such country or jurisdiction in a Calendar Quarter may not be reduced by more than [*] as a result of any deduction under this Section 7.4(c)(v); provided further that, Organon may carry forward any such deductions permitted under this Section 7.4(c)(v) that are incurred or accrued in a Calendar Quarter but are not deducted from royalties due to ObsEva in such Calendar Quarter as a result of the foregoing proviso and apply such amounts against royalties due to ObsEva in any subsequent Calendar Quarter (subject to the minimum floor set forth in Section 7.4(c)(vi)) until the amount of such permitted deduction has been fully applied against royalties due to ObsEva.
(vi)Royalty Floor. Notwithstanding the above, on a Licensed Product-by-Licensed Product and country-by-country basis during the Royalty Term, in no event will (A) the royalty rate that otherwise would be applicable under Section 7.4(a) to such Licensed Product in such country in a Calendar Quarter be reduced by more than [*] as a result of the operation of subclauses (ii), (iii), and (v) above, individually or in combination and (B) [*]. For clarity, on a Licensed Product-by-Licensed Product and country-by-country basis, in no event will ObsEva receive less than [*] of the amount of royalties that otherwise would have been due and payable to ObsEva for such Licensed Product in such country in any Calendar Quarter at the royalty rates applicable under Section 7.4(a)).
7.5[*].
8.	PAYMENT; RECORDS; AUDITS
8.1Payment; Reports.  Royalty payments due from Organon to ObsEva under Section 7.4 shall be calculated and reported for each Calendar Quarter during the Term.  Royalty payments due under Section 7.4 shall be paid within [*] days after the end of each Calendar Quarter and shall be accompanied by a report setting forth [*].

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8.2Exchange Rate; Manner and Place of Payment.  The Upfront Payment and all milestone payments to be made by Organon to ObsEva under this Agreement shall be made in Dollars, and all royalty payments to be made by Organon to ObsEva under this Agreement shall be made in Euros, and each shall be made by bank wire transfer in immediately available funds to the bank account set forth on Schedule 8.2.  In the case of sales that are not in Dollars or Euros (as applicable), the rate of exchange to be used in computing the monthly amount of currency equivalent in Dollars or Euros (as applicable) due ObsEva shall be made at the monthly rate of exchange utilized by Organon in its worldwide accounting system consistent with Accounting Standards and Organon’s conversion procedures used in preparing its financial statements applied on a consistent basis.
8.3Taxes. Organon shall inform ObsEva of any withholding tax obligation imposed by taxing authorities on payments due to ObsEva under this Agreement.  The Parties agree to cooperate in good faith to provide one another with such documents and certifications as are reasonably necessary to enable the Parties to minimize or recover any withholding tax payment.  If any Applicable Laws require that taxes be deducted and withheld from royalties or other payments payable by Organon to ObsEva under this Agreement, Organon shall (a) deduct those taxes from the payment owed by Organon hereunder; (b) pay those taxes to the proper Governmental Authority; (c) send evidence of the obligation together with proof of payment to ObsEva within thirty (30) days following such payment; (d) remit the net amount, after deductions or withholding made under this Section 8.3; and (e) cooperate with ObsEva in any way reasonably requested by ObsEva to obtain available reductions, credits or refunds of such taxes. For clarity, Organon shall be solely responsible for (i) [*] (and related tax returns) applicable to payments and transactions under this Agreement and (ii) all customs duties, import tariffs, taxes, freight, insurance, inspection costs and the like attributed to or for the transport and importation of any Licensed Product under this Agreement or the Supply Agreements. Notwithstanding the foregoing, [*].
8.4Records; Audit.
(a)Organon shall keep, and shall require its Affiliates and Sublicensees (as provided below) to keep, complete and accurate records pertaining to the sale or other disposition of Licensed Products in sufficient detail to permit ObsEva to confirm the accuracy of any sales milestone or royalty payment due hereunder.  Organon will keep, and shall require its Affiliates and Sublicensees (as provided below) to keep, such books and records for [*] following the Calendar Year to which they pertain, [*].
(b)Upon the written request of ObsEva and not more than once in each Calendar Year, Organon shall permit an independent certified public accounting firm of nationally recognized standing selected by ObsEva [*] and reasonably acceptable to Organon, at ObsEva’s expense (except as set forth below), to have access during normal business hours to such of the records of Organon as may be reasonably necessary to verify the accuracy of the reports under Section 8.1 pertaining to the [*] preceding the date of such request.  The accounting firm shall disclose to ObsEva [*] only whether the reports under Section 8.1 are correct or incorrect and the amount of any discrepancy.  No other information shall be provided to ObsEva [*]. If such accounting firm correctly identifies a discrepancy made during such period, then (i) in the case of an underpayment, Organon shall pay the underpaid amount within [*] of the date ObsEva delivers to Organon such accounting firm’s written report so correctly concluding, or as otherwise agreed upon by the Parties, and (ii) in the case of an overpayment, the overpaid amount shall be credited against amounts payable by Organon in subsequent payment periods, or if there are no subsequent payment periods at that time, shall be reimbursed to Organon by ObsEva within [*] days of the date ObsEva delivers to Organon such accounting firm’s written report so correctly concluding, or as otherwise agreed upon by the Parties. The fees charged by such accounting firm shall be paid by ObsEva unless the accounting firm identifies an underpayment by Organon of [*] or more for the audited period, in which case Organon shall reimburse ObsEva for the reasonable fees charged by such accounting firm.

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(c)Organon shall include in each sublicense granted by it to a Sublicensee a provision requiring the Sublicensee to make reports to Organon, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by ObsEva’s independent accountant to the same extent required of Organon under this Agreement. ObsEva shall treat all financial information subject to review under this Section 8.4 or under any sublicense agreement with a Sublicensee in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Organon, its Affiliates or Sublicensees obligating it to retain all such information in confidence pursuant to such confidentiality agreement.
(d)Late Payments.  If any payment due under this Agreement is not paid when due in accordance with the applicable provisions of this Agreement (including any underpayments of royalties found during an audit under Section 8.4), such payment shall accrue interest from [*].
9.	INTELLECTUAL PROPERTY
9.1Ownership of Inventions.  Inventorship of all Inventions shall be determined in accordance with U.S. patent laws without regard to conflict of law, irrespective of where or when such Invention occurs.  Subject to the license grants and other rights herein, as between the Parties, each Party shall own and retain all right, title and interest in and to any and all Inventions that are discovered, made, developed, generated, conceived or reduced to practice solely by or on behalf of such Party (or its Affiliates or its or their (sub)licensees), whether or not patented or patentable, and any and all Patents and other intellectual property rights with respect thereto.
9.2Certification Under Drug Price Competition and Patent Restoration Act. Each Party shall immediately give written notice to the other Party of any certification of which they become aware filed pursuant to 21 U.S. Code Section 355(b)(2)(A) in the U.S. or any comparable law or regulation in any jurisdiction in the Territory other than the U.S. (or any amendment or successor thereto) claiming that any Licensed Patents in the Territory Covering the Licensed Compounds or Licensed Products, or the manufacture or use thereof, are invalid or unenforceable, or that infringement will not arise from the manufacture, use or sale of a product by a Third Party.
9.3Listing of Patents. [*] shall determine which of the [*] Patents, if any, shall be listed for inclusion in the Approved Drug Products with Therapeutic Equivalence Evaluations pursuant to 21 U.S. Code Section 355 in the U.S. or any comparable law or regulation in any jurisdiction in the Territory other than the U.S. (or any amendment or successor thereto). [*] shall have the right to propose to [*] any [*] Patents for such listing and [*] shall propose such [*] Patents to [*] for such listing, provided that [*] shall have the right to determine whether any [*] Patents will be listed.
9.4Patent Prosecution.
(a)Prosecution of [*] Patents and [*] Patents.
(i)As between the Parties, [*] shall have the first right, but not the obligation, to control Prosecution of the Licensed Patents in the Territory [*]. With respect to Prosecution of [*] Patents, [*] shall keep [*] fully informed of all steps with regard to the preparation, filing, prosecution, and maintenance of [*] Patents, including by providing [*] with a copy of material communications to and from any patent authority in the Territory regarding such [*] Patents, and by providing [*] drafts of any material filings or responses to be made to such patent authorities in the Territory sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for [*] to review and

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comment thereon. [*] shall consider in good faith the requests and suggestions of [*] with respect to such [*] drafts and with respect to strategies for filing and prosecuting the [*] Patents in the Territory.
(ii)[*] shall keep [*] informed of the course of the Prosecution of [*] Serono Patents or related proceedings (e.g., interferences, oppositions, reexaminations, releases, revocations or nullifications) [*]. With respect to each [*] Patent [*] shall keep [*] fully informed of all steps with regard to the preparation, filing, prosecution, and maintenance of such [*] Patent, including by providing [*] with a copy of material communications to and from any patent authority in the Territory regarding such [*] Patent, and by providing [*] drafts of any material filings or responses to be made to such patent authorities in the Territory sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for [*] to review and comment thereon. [*] shall consider in good faith the requests and suggestions of [*] with respect to such [*] drafts and with respect to strategies for filing and prosecuting such [*] in the Territory.
(b)Abandonment of [*] Patents and [*] Patents.
(i)If [*] desires to irrevocably abandon or cease prosecution or maintenance of any [*] Patent, it shall provide reasonable prior written notice to [*] of such intention to abandon [*].
(ii)If [*] receives written notice [*] that [*].
(c)Patent Term Extensions.  [*] shall have the right to make decisions regarding, and to file for and seek to obtain, [*], patent term extensions or supplementary protection certificates or their equivalents and any other extensions that are now or become available in the future, in any country in the Territory with respect to the [*]. [*] shall keep [*] reasonably informed of its efforts to obtain such extension or supplementary protection certificate.  [*] shall provide prompt and reasonable assistance, as requested by [*], including by taking such action as patent holder as is required under any Applicable Laws to obtain such patent extension or supplementary protection certificate.  With respect to [*], [*] shall be responsible for obtaining patent term extensions wherever available and [*] shall provide [*], in order for [*] to provide [*], with all relevant information and documentation in this respect, and all such information and documentation shall be provided by [*] promptly and in a manner that will ensure all such patent term extensions are obtained wherever legally permissible and to the maximum extent available. In the event any election with respect to obtaining patent term extensions is to be made for any [*], [*] shall have the right to make such elections and shall inform [*] of such elections in order for [*] to inform [*] of such elections as if such elections were made by [*] pursuant to the [*].
(d)Organon Improvement Patents. As between the Parties, [*] shall have the sole right, but not the obligation, to control Prosecution of Organon Improvement Patents [*].  [*].
9.5Patent Enforcement.
(a)Notice.  Each Party shall promptly notify the other Party after becoming aware of any alleged or threatened infringement by a Third Party of any [*] Patents in the Territory, which infringement adversely affects or is expected to adversely affect any Licensed Product in the Field in the Territory, including any such alleged or threatened infringement by reason of the Third Party making, using, offering to sell, selling or importing any product that is competitive with a Licensed Product in the Field in the Territory (collectively, “[*] Patent Infringement”). In addition, if either Party believes a [*] Patent is being infringed by a Third Party or if a Third Party claims that any [*] Patent is invalid or unenforceable (“[*] Patent Infringement”), such Party shall notify the other Party and provide details of such [*] Patent Infringement.

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(b)Enforcement Right.  [*] shall have the first right, but not the obligation, to bring and control any legal action with respect to an [*] Patent Infringement in the Territory (“Legal Action”) [*].
(c)Collaboration.  Each Party shall provide to the Party that brings a Legal Action pursuant to Section 9.5(b) (the “Enforcing Party”) reasonable assistance, and shall cooperate fully, in such Legal Action, [*], including to be named in such action if required by Applicable Laws to pursue such action.  The Enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts and shall reasonably consider the other Party's comments on any such efforts, including determination of litigation strategy and filing of material papers to the court.  The non-enforcing Party shall be entitled to separate representation in such Legal Action by counsel of its own choice [*], but such Party shall at all times cooperate fully with the Enforcing Party. [*].
(d)Expense and Recovery.  [*] incurred by such Party as a result of a Legal Action with respect to an ObsEva Patent Infringement.  If the Enforcing Party recovers monetary damages in such Legal Action, such recovery shall be allocated [*].
(e)[*] Patent Infringement.  The Parties acknowledge [*].
9.6Infringement of Third Party Rights.
(a)Notice. If either Party becomes aware of any claim or action by a Third Party against either Party, its Affiliates or sublicensees that claims that the Licensed Product, or its use, Development, Manufacture, importation or sale infringes such Third Party's intellectual property rights in a jurisdiction in the Territory (“Third Party Action”), such Party shall promptly notify the other Party and shall provide all details regarding the Third Party Action that is reasonably available to such Party.
(b)Right to Defend. The Parties acknowledge that, [*].
(c)Consultation. As between the Parties, the Party defending a Third Party Action pursuant to Section 9.6(b) shall be the “Controlling Party.” The Controlling Party shall consult with the non-Controlling Party on all material aspects of the defense. The non-Controlling Party shall have a reasonable opportunity for meaningful participation in decision-making and formulation of defense strategy. The Parties shall reasonably cooperate with each other in all such actions or proceedings. The non-Controlling Party will be entitled to be represented by independent counsel of its own choice at its own expense.
(d)Appeal. In the event that a judgment in a Third Party Action is entered against the Controlling Party and an appeal is available, the Controlling Party shall have the first right, but not the obligation, to file such appeal [*]. If the Controlling Party does not desire to file such an appeal, it will promptly, in a reasonable time period (i.e., with sufficient time for the non-Controlling Party to take whatever action may be necessary) prior to the date on which such right to appeal will lapse or otherwise diminish, permit the non-Controlling Party to pursue such appeal [*]. The non-Controlling Party shall then become the Controlling Party. If Applicable Law requires the non-Controlling Party's involvement in an appeal, the non-Controlling Party shall be a nominal party of the appeal and shall provide reasonable cooperation to the Controlling Party at the Controlling Party's expense.
(e)No Settlement Without Consent. No Controlling Party shall settle or otherwise compromise any Third Party Action by admitting that any Licensed Patent is invalid or unenforceable without the non-Controlling Party's [*] prior written consent.

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9.7Third Party License Agreements. [*].
9.8Product Trademarks. Organon shall have the sole right to determine and own the Trademark(s) to be used for the Licensed Products in the Territory, including a global unitary Trademark for each Licensed Product and any other Trademarks to be used for the Licensed Products in any country in the Territory (the “Product Trademarks”). Organon shall have the sole right, at its cost and expense, for the filing, prosecution, registration and maintenance (including the defense of any opposition proceeding or equivalent proceeding) of the Product Trademarks throughout the Territory and for enforcement of the Product Trademarks against any known or suspected infringement or unauthorized use or misappropriation by a Third Party of any Product Trademarks in the Territory.
10.	CONFIDENTIALITY
10.1Confidential Information.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, during the Term and for [*] thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose, and shall not use for any purpose other than as expressly provided for in this Agreement, any Confidential Information of the other Party, and both Parties shall keep confidential and, subject to the remainder of this Article 10, shall not publish or otherwise disclose the terms of this Agreement.  Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors, licensees, sublicensees, and other representatives do not disclose or make any unauthorized use of the other Party’s Confidential Information.  Each Party will promptly notify the other upon discovery of any loss or unauthorized use or disclosure of the other Party’s Confidential Information. The terms of Section 10.1 through Section 10.3, inclusive, shall apply to and be binding on Organon with respect to any Merck Serono Confidential Information (as defined below), and Organon shall be deemed the receiving Party of any such Merck Serono Confidential Information. “Merck Serono Confidential Information” means any information relating to the business, operations and products of Merck Serono or any of its Affiliates, including any technical information, Know-How, trade secrets or inventions (whether patentable or not), not known or generally available to the public, that is disclosed to Organon pursuant to this Agreement and identified as Merck Serono Confidential Information at the time of such disclosure.  ObsEva shall use reasonable, good faith efforts to determine and identify as Merck Serono Confidential Information only that information relating to the business, operations and products of Merck Serono or any of its Affiliates that was disclosed to ObsEva by Merck Serono pursuant to the Merck Serono Agreement or that otherwise became known to ObsEva by virtue of the Merck Serono Agreement.
10.2Exceptions.  The obligations of confidentiality and restriction on use under Section 10.1 will not apply to any information that the receiving Party can prove by competent written evidence:
(a)is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available to the public;
(b)is known by the receiving Party at the time of receiving such information, other than by previous disclosure of the disclosing Party, or its Affiliates, employees, agents, consultants, or contractors; provided that the foregoing exception shall not apply with respect to Regulatory Documentation;
(c)is hereafter furnished to the receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto, as a matter of right; or

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(d)is independently discovered or developed by the receiving Party without the use of the disclosing Party’s Confidential Information; provided that the foregoing exception shall not apply with respect to Regulatory Documentation.
10.3Authorized Disclosure.  Each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:
(a)to a patent authority in connection with filing, prosecuting, and maintaining Patents, in each case as contemplated by, and in accordance with the terms of, this Agreement;
(b)to Governmental Authorities in connection with filing Regulatory Filings and seeking Regulatory Approval for Licensed Products in accordance with this Agreement;
(c)prosecuting or defending litigation as permitted by this Agreement;
(d)disclosure as required to comply with Applicable Law (including regulations promulgated by securities exchanges) or court or administrative orders;
(e)disclosure of the financial terms of this Agreement to actual and bona fide potential investors, acquirors, licensees, and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, or collaboration, in each case under written obligations of confidentiality and non-use at least as stringent as those herein;
(f)disclosure by Organon or its Affiliates or Sublicensees to its or their employees, consultants, contractors, agents, licensees, sublicensees or other Third Parties, in each case as may be necessary or useful in connection with the Development, Manufacture, Commercialization or other Exploitation of the Licensed Compounds and Licensed Products in accordance with the terms of this Agreement or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; provided that disclosure pursuant to this clause (f) shall not be permitted with respect to Merck Serono Confidential Information except to the extent such disclosure is reasonably necessary in connection with conducting pre-clinical studies or Clinical Trials of Licensed Products or seeking Regulatory Approval of Licensed Products; and
(g)disclosure made by ObsEva or its Affiliates after receiving advanced approval from Organon, to its employees, consultants, contractors, agents, licensees, or sublicensees to the extent necessary in assisting with ObsEva’s activities contemplated by this Agreement, in each case under written obligations of confidentiality and non-use at least as stringent as those herein.

Notwithstanding the foregoing, in the event that a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 10.3(c) or Section 10.3(d), it will, except to the extent prohibited by Applicable Law or judicial or administrative process, give advance notice as promptly as reasonably practicable (and to the extent possible, at least [*] notice) to the other Party of such disclosure and provide a draft of the disclosure to the other Party reasonably in advance of such filing or disclosure to give the other Party a reasonable opportunity to take whatever action available to it under Applicable Law that it deems necessary to protect its Confidential Information (for example, quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by the applicable court or governmental body or, if disclosed, be used only for the purposes for which the order was issued).  The other Party will provide any

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comments as soon as practicable, in no event later than [*] from such notice, and such Party will consider in good faith any timely comments provided by the other Party, but without any obligation to accept such comments. In any event, the Party required to make such disclosure will use efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own confidential information of a similar nature, but in no event less than reasonable efforts, and the Parties agree to take all reasonable action to avoid disclosure of Confidential Information, and in the event that no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this Agreement, the receiving Party shall furnish only that portion of Confidential Information which the receiving Party is advised by counsel is legally required to be disclosed.  Any information disclosed pursuant to any of the foregoing subsections shall remain Confidential Information and subject to the foregoing provisions of this Article 10.

10.4Licensed Know-How. ObsEva agrees to keep all Licensed Know-How confidential subject to Section 10.2 except for disclosures (a) reasonably necessary in connection with filing, prosecuting and maintaining Patents as contemplated by, and in accordance with the terms of, this Agreement and the Merck Serono Agreement and (b) as required to comply with Applicable Law (including regulations promulgated by securities exchanges) or court or administrative orders, provided that the terms of the last paragraph of Section 10.3 will apply to such disclosures, mutatis mutandis.
10.5Publications.  [*].
10.6Clinical Trial Registration.  In all cases, Organon shall have the right to register Clinical Trials and publish the results or summaries of results of any Clinical Trials conducted hereunder with respect to Licensed Compound or Licensed Product on clinicaltrials.gov or other similar registry.
10.7Disclosures to Merck Serono. Notwithstanding anything to the contrary herein, ObsEva shall be entitled to provide a copy of this Agreement to Merck Serono, subject to redaction of the financial terms set forth herein.
10.8Press Releases and Public Disclosures.  The Parties have agreed on a joint press release announcing the execution of this Agreement as set forth on Schedule 10.8. Subject to obtaining consent from Merck Serono in accordance with the Merck Serono Agreement, the Parties shall issue such joint press release on the date and at the time(s) agreed by the Parties.  Other than such initial joint press release, except as set forth in this Section  10.8, neither Party may make any press release or public announcements regarding any matter covered by this Agreement, including the Development or Commercialization of Licensed Products, without the prior written consent of the other Party and Merck Serono (which consent shall not be unreasonably withheld). Organon shall provide a draft of any such proposed press release or public announcement to ObsEva at least [*] prior to the desired date of issuance. ObsEva will promptly submit such press release or public announcement to Merck Serono, and ObsEva will notify Organon if Merck Serono objects. If neither ObsEva nor Merck Serono objects to such press release or public announcement within the [*] deadline, such press release or public announcement shall be deemed to be approved by ObsEva and Merck Serono. If Organon is a publicly-traded company and believes it is required to issue a press release or make any other public announcement to comply with applicable law as a publicly-traded company, Organon may issue such press release or public announcement, provided that, if time allows, Organon shall submit the proposed press release or public announcement in writing to ObsEva no less than [*] prior to the anticipated date of disclosure so as to provide ObsEva and Merck Serono a reasonable opportunity to comment thereon.
10.9Equitable Relief.  Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use, or transfer of its Confidential

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Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 10.  In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 10.
11.	REPRESENTATIONS, WARRANTIES AND COVENANTS
11.1ObsEva Representations and Warranties. ObsEva represents and warrants to Organon as of the Effective Date that:
(a)ObsEva has the full power, authority and right to enter into this Agreement and to perform its obligations hereunder in accordance with the terms and conditions hereof, and all requisite corporate action has been taken to authorize ObsEva's execution, delivery and performance of this Agreement;
(b)The execution, delivery and performance of this Agreement by ObsEva does not breach, violate, contravene or constitute a default under any contract, arrangement or commitment to which ObsEva is a party or by which it is bound, or violate any statute, law or regulation or any order, writ, judgement, injunction, decree, determination, or award of any court, governmental body or administrative or other agency having jurisdiction over ObsEva;
(c)All consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by ObsEva in connection with the execution, delivery and performance of this Agreement have been obtained;
(d)All Licensed Patents existing as of the Effective Date are listed on Schedule 1.60 (the “Existing Patents”). The Existing Patents are subsisting and, to ObsEva’s Knowledge, are not invalid or unenforceable, in whole or in part; to ObsEva’s Knowledge, the Existing Patents are being diligently prosecuted in the respective patent offices in the Territory in accordance with Applicable Law; the Existing Patents have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment;
(e)ObsEva is the sole owner or exclusive licensee under the Merck Serono Agreement of the Licensed Technology; ObsEva is entitled to grant the rights and licenses it grants to Organon under this Agreement with respect to the Licensed Technology, free and clear of any rights therein granted to any Third Party;
(f)[*], neither ObsEva nor any of its Affiliates has previously entered into any agreement, whether written or oral, with respect to the assignment, transfer, license, conveyance or encumbrance of, or otherwise assigned, transferred, licensed, conveyed or encumbered its right, title, or interest in or to the Licensed Technology, the Licensed Compounds, or the Licensed Products (including by granting any covenant not to sue with respect thereto) or any Patent or other intellectual property or proprietary right or Know-How that would be an Existing Patent or Existing Know-How but for such assignment, transfer, license, conveyance, or encumbrance and it will not enter into any such agreements or grant any such right, title, or interest to any Person that is inconsistent with the rights and licenses granted to Organon under this Agreement;
(i)[*]
(1)[*]

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(2)[*].
(3)[*].
(ii)[*]
(iii)[*]
(g)The Merck Serono Agreement is the only agreement between ObsEva (or its Affiliate) and a Third Party entered into prior to the Effective Date pursuant to which ObsEva (or its Affiliate) Controls any Patents or Know-How included within the Licensed Patents or Licensed Know-How (other than (i) agreements with ObsEva’s (or its Affiliate’s) employees and agreements with independent contractors and service providers entered into in the ordinary course of ObsEva’s (or its Affiliate’s) business, in each case, pursuant to which such employee, independent contractor or service provider, as applicable, assigns its right, title and interest to such Patents and Know-How to ObsEva (or its Affiliate), and (ii) agreements entered into in the ordinary course of business with service providers under which ObsEva (or its Affiliate) is granted customary licenses to the provider’s proprietary technology);
(h)Except for (A) the Merck Serono Agreement [*], the Development or Commercialization of a Licensed Compound or Licensed Product by or on behalf of Organon or its Affiliates will not require or result in any financial payment by ObsEva, Organon or any of their respective Affiliates under any agreement or other arrangement by which ObsEva or any of its Affiliates is bound; except for the Merck Serono Agreement, ObsEva is not obligated under any contract or other agreement to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Patent or other intellectual property or proprietary right or Know-How;
(i)To ObsEva’s Knowledge, no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate the Existing Patents or Existing Know-How;
(j)ObsEva has not received any written notice from a Third Party that the Development of any Licensed Compound or Licensed Product conducted prior to the Effective Date has infringed any Patents or misappropriated any Know-How of any Third Party;
(k)There are no claims, judgments, or settlements against, or amounts with respect thereto, owed by ObsEva or any of its Affiliates relating to the Existing Patents or the Existing Know-How. No claim or action has been brought or, to ObsEva’s Knowledge as of the Effective Date, threatened, by any Third Party alleging that (i) any of the Existing Patents are invalid or unenforceable, or (ii) the Existing Patents or the Existing Know-How, or the disclosing, copying, making, assigning, licensing or use of the Existing Patents or Existing Know-How, or the Development, Commercialization or other Exploitation of the Licensed Compounds or Licensed Products as contemplated herein, does or will infringe or misappropriate, or would infringe or misappropriate, any Patent or other intellectual property right of any Third Party;
(l)To ObsEva’s Knowledge, other than the Merck Serono Patents, ObsEva is not aware of any Third Party Patent that claims (i) the composition of matter of any Licensed Compound, or (ii) a method of use of any Licensed Compound, as such method is described in the Existing Patents;
(m)To ObsEva’s Knowledge, other than the Merck Serono Patents, ObsEva is not aware of any Third Party Patent or Know-How that is used in the Manufacture of Licensed Compound or Licensed Product;

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(n)There are no Trademarks Controlled by ObsEva or any of its Affiliates that have been used by ObsEva or any of its Affiliates in connection with Licensed Compound or Licensed Product or the Development thereof;
(o)To ObsEva’s Knowledge, the practice by Organon under the Licensed Technology or the Exploitation by Organon (or its Affiliates or Sublicensees) of any Licensed Compound or Licensed Product, in each case, as contemplated under this Agreement, does not and will not infringe, misappropriate, or otherwise violate  any intellectual property of any Third Party;
(p)ObsEva and its Affiliates have generated, prepared, maintained, and retained all Regulatory Documentation that is required to be maintained or retained prior to the Effective Date pursuant to and in accordance with GLP and GCP and Applicable Laws;
(q)Each Existing IND is in full force and good standing, and neither ObsEva nor any of its Affiliates has received any notice in writing, or otherwise has Knowledge of any facts, which have, or reasonably could have, led ObsEva (or its Affiliate) to believe that any Existing IND is not currently in, or may not remain in, good standing with the FDA or other applicable Regulatory Authority;
(r)The Existing Know-How has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality.  To the Knowledge of ObsEva, no breach of such confidentiality has been committed by any Third Party;
(s)To ObsEva’s Knowledge (i) ObsEva has made (and will make) available to Organon all Regulatory Documentation and Licensed Know-How and other information in its possession or Control regarding or related to the Licensed Compounds or the Licensed Products, and (ii) all such Regulatory Documentation and Licensed Know-How and other information are (and, if made available after the Effective Date, will be) true, complete, and correct. ObsEva has provided Organon with the opportunity to review all written material data in ObsEva’s possession relating to the subject matter of this Agreement, and has not intentionally concealed from Organon any such material data;
(t)to ObsEva’s Knowledge: (i) there are no scientific or technical facts or circumstances that have not been disclosed to Organon, and that would materially adversely affect the scientific, therapeutic, or commercial potential of the Licensed Products; and (ii) there is nothing within ObsEva’s control that has not been disclosed to Organon and that could materially adversely affect the acceptance, or the subsequent approval, by any Regulatory Authority of any Regulatory Submissions with respect to any Licensed Product;
(u)ObsEva has provided to Organon true, complete, and correct (redacted) copies of all material agreements relating to the Licensed Technology or the Development of the Licensed Compounds and Licensed Products and components thereof (as applicable) that are in effect as of the Effective Date;
(v)ObsEva has provided Organon access to all material correspondence between ObsEva (or any of its Affiliates) and the FDA (or other Governmental Authority) regarding the Licensed Compounds and Licensed Products in ObsEva’s possession or control or of which ObsEva is aware, including (i) reports of inspection observations from any Governmental Authority related to Manufacturing facilities where the Licensed Compounds or any Licensed Product is being Manufactured, (ii) establishment inspection reports from any Governmental Authority, (iii) any FDA Form 483s relating to the Licensed Compounds or Licensed Products or any equivalent thereto from any Governmental Authority in any applicable jurisdiction, (iv) safety inquiries from any Governmental Authority, (v) any input from any

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Governmental Authority related to trial approvability, post-approval obligations, and notice of clinical hold, and (v) any notice, warning letter, regulatory letter, Section 305 notice, or any other similar communication to ObsEva or any of the Affiliates stating that their businesses were or are in material violation of any Applicable Law, or were or are the subject of any material pending, threatened or anticipated administrative agency or governmental or regulatory authority investigation, proceeding, review or inquiry; in each case ((i) through (v)), with respect to the Licensed Compounds or Licensed Products;
(w)The Licensed Technology has not been created pursuant to, and is not subject to, any funding agreement with any Governmental Authority or any Third Party, and is not subject to the requirements of the Bayh-Dole Act or any similar provision of any Applicable Laws;
(x)Other than as provided under the Merck Serono Agreement, the process used by ObsEva to Manufacture the Licensed Compounds or Licensed Products (as applicable) as of the Effective Date does not require the use of any Third Party intellectual property right;
(y)ObsEva has provided to Organon true, complete, and correct (redacted) copies of all agreements relating to the Manufacture or supply of the Licensed Compounds and Licensed Products and components thereof (as applicable) that are in effect as of the Effective Date, a complete list of which appears on Schedule 11.1(z);
(z)Neither ObsEva nor any of its Affiliates, and, to ObsEva’s Knowledge, none of its or their respective officers, employees, or agents, has made an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Development of the Licensed Compounds or the Licensed Products, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority with respect to the Development of the Licensed Compounds or the Licensed Products, or committed an act, made a statement, or failed to make a statement with respect to the Development of the Licensed Compounds or the Licensed Products that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory;
(aa)ObsEva and its Affiliates have conducted, and, to ObsEva’s Knowledge, their respective contractors and consultants have conducted, all Manufacture and Development of the Licensed Compounds or the Licensed Products that they have conducted prior to the Effective Date in accordance with GxP and Applicable Law.  ObsEva has conducted, and has caused its contractors and consultants to conduct, any and all pre-clinical and Clinical Trials related to the Licensed Compounds and Licensed Products in accordance with GxP and Applicable Law, and, to ObsEva’s Knowledge, all Licensed Compounds and Licensed Products used in Clinical Trials conducted by or on behalf of ObsEva or its Affiliates prior to the Effective Date were Manufactured in accordance with all Applicable Laws (including GMPs);
(bb)To ObsEva’s Knowledge, no investigation or proceedings have been carried out by Regulatory Authorities with respect to the Licensed Product or any ObsEva facilities and the facilities of its CMOs; and
(cc)ObsEva represents and warrants that it and its Affiliates have not ever been, are not currently, nor are they the subject of a proceeding that could lead to it or its Affiliates becoming a Debarred Entity, Excluded Entity or Convicted Entity and it and its Affiliates will not use in any capacity, in connection with the obligations to be performed under this Agreement, any person who is a Debarred

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Individual, Excluded Individual or a Convicted Individual. For purposes of this provision, the following definitions shall apply:
(i)A “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a Person that has an approved or pending drug or biological product application.
(ii)A “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or affiliate of a Debarred Entity.
(iii)An “Excluded Individual” or “Excluded Entity” is (A) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (B) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in U.S. federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).
(iv)A “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a (a) or 42 U.S.C. §1320a - 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.
11.2Organon Representations and Warranties. Organon represents and warrants to ObsEva as of the Effective Date that:
(a)Organon has the full power, authority and right to enter into this Agreement and to perform its obligations hereunder in accordance with the terms and conditions hereof, and all requisite corporate action has been taken to authorize Organon's execution, delivery and performance of this Agreement;
(b)The execution, delivery and performance of this Agreement by Organon does not breach, violate, contravene or constitute a default under any contract, arrangement or commitment to which Organon is a party or by which it is bound, or violate any statute, law or regulation or any order, writ, judgement, injunction, decree, determination, or award of any court, governmental body or administrative or other agency having jurisdiction over Organon;
(c)All consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by Organon in connection with the execution, delivery and performance of this Agreement have been obtained;
(d)it and its Affiliates are not currently, nor are they the subject of a proceeding that could lead to it or its Affiliates becoming, a Debarred Entity, Excluded Entity or Convicted Entity. For purposes of this provision, the definitions in Section 11.1(dd) shall apply; and
(e)Organon has (either itself or through Third Parties) the ability, capacity, knowledge, resources and experience to use, import, Develop, register, Manufacture, market, promote, distribute, offer for sale, Commercialize and otherwise Exploit the Licensed Product in the Field in the Major Markets.

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11.3Covenants.
(a)Each Party hereby covenants to the other Party that, in the performance of its obligations under this Agreement, such Party shall comply, and shall cause its and its Affiliates’ and sublicensees’ and its and their employees and subcontractors to comply, with all Applicable Laws, including (i) all Anti-Corruption Laws, (ii) all Privacy Laws, (iii) all current governmental regulations concerning GxP, as applicable, and (iv) national and international pharmaceutical industry codes of practice.
(b)Each Party hereby covenants to the other Party that it and its Affiliates’ employees and contractors shall not, in connection with the performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise, or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, and shall not directly or indirectly promise, offer, or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift, or hospitality or other illegal or unethical benefit to a Public Official or any other person in connection with the performance of its obligations under this Agreement.
(c)Each Party hereby covenants to the other Party that it shall immediately notify the other Party if such Party has any information or suspicion that there may be a violation of any Anti-Corruption Laws, any Privacy Laws, or any other Applicable Laws in connection with its performance of this Agreement or its or its Affiliates’ or sublicensees’ Development, Manufacture, Commercialization or other Exploitation of any Licensed Product.
(d)Organon hereby covenants to ObsEva that (i) it and its Affiliates shall, at all times during the Term, maintain and enforce a compliance and ethics program containing adequate systems, policies and procedures for the detection, investigation, documentation, and remediation of any allegations, reports or findings related to a potential violation of Applicable Laws, including Anti-Corruption Laws, with respect to the Licensed Products and payments and activities under this Agreement, (ii) such policies and procedures will set out rules governing interactions with healthcare providers, Public Officials, the engagement of Third Parties, and where appropriate, conducting due diligence, and the investigation, documentation and remediation of any allegations, reports or findings related to a potential violation of Applicable Laws, and (iii) Organon shall comply and shall cause its and its Affiliates’ employees and contractors to comply with all such policies and procedures in connection with the performance of its obligations under this Agreement.
(e)ObsEva hereby covenants to Organon that it shall, at all times during the Term, maintain a Code of Business Conduct and Ethics approved by its Board of Directors of a scope substantially equivalent to, and in any event no less stringent than, ObsEva’s Code of Business Conduct and Ethics that is in effect as of the Effective Date and, in the performance of its obligations under this Agreement, ObsEva shall comply and shall require its and its Affiliates’ employees and contractors to comply with such Code of Business Conduct and Ethics.
(f)During the Term, ObsEva will not enter into any assignment, transfer, license, conveyance or encumbrance of, or otherwise assign, transfer, license, convey or encumber, its right, title, or interest in or to the Licensed Technology or grant to any Person any such right, title, or interest, in each case that is inconsistent with the rights and licenses granted to Organon under this Agreement.
(g)During the Term, Organon and it and its Affiliates will not knowingly use in any capacity, in connection with the obligations to be performed under this Agreement, any person who is a

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Debarred Individual, Excluded Individual or a Convicted Individual.  For purposes of this provision, the definitions in Section 11.1(dd) shall apply.
(h)[*]
(i)Within [*], ObsEva will, together with Organon, negotiate with Merck Serono to enter into a side letter agreement or other agreement to amend Section 6.1 of the Merck Serono Agreement in order to permit disclosures of Merck Serono Confidential Information consistent with the terms of Section 10.3(f) of this Agreement (excluding the proviso therein), and following execution of such an agreement between ObsEva and Merck Serono, the Parties will enter into an amendment to this Agreement to amend applicable terms of Article 10, including to remove or amend the proviso in Section 10.3(f).
11.4Disclaimer.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.  NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT ANY OF THE DEVELOPMENT, MANUFACTURING, OR COMMERCIALIZATION EFFORTS WITH REGARD TO ANY LICENSED COMPOUND OR LICENSED PRODUCT WILL BE SUCCESSFUL.
12.	INDEMNIFICATION
12.1Indemnification by Organon.  Organon shall defend, indemnify, and hold harmless ObsEva and its Affiliates and their respective directors, officers, employees, and agents (each, an “ObsEva Indemnitee”) from and against any and all liabilities, expenses, and losses, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”), to which any ObsEva Indemnitee may become subject as a result of any claim, demand, action, or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise out of:
(a)the Development, use, Manufacture, Commercialization, or other Exploitation of any Licensed Compound or Licensed Product by Organon or its Affiliates or Sublicensees [*];
(b)the negligence or willful misconduct of any Organon Indemnitee; or
(c)the breach by Organon of any warranty, representation, covenant, or agreement made by Organon in this Agreement;

except, in each case (a)-(c), to the extent such Losses arise out of any activities set forth in Section 12.2 for which ObsEva is obligated to indemnify any Organon Indemnitee under Section 12.2.

12.2Indemnification by ObsEva.  ObsEva shall defend, indemnify, and hold harmless Organon and its Affiliates and their respective directors, officers, employees, and agents (each, an “Organon Indemnitee”) from and against any and all Losses to which any Organon Indemnitee may become subject as a result of any Claim to the extent such Losses arise out of:
(a)the negligence or willful misconduct of any ObsEva Indemnitee;

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(b)the breach by ObsEva of any warranty, representation, covenant, or agreement made by ObsEva in this Agreement;
(c)the Development or Manufacture of the Licensed Products or Licensed Compounds by or on behalf of, or for, ObsEva or its Affiliates anywhere in the world prior to the Effective Date; or
(d)the Development, Commercialization, Manufacture, or other Exploitation of any Licensed Products or Licensed Compound by or on behalf of, or for, ObsEva or its Affiliates or (sub)licensees anywhere in the world after the Term, for clarity, excluding Development, Commercialization, Manufacture, or other Exploitation conducted by, on behalf of, or for Organon or its Affiliates or Sublicensees as permitted hereunder;

except, in each case (a)-(d), to the extent such Losses arise out of any activities set forth in Section 12.1 for which Organon is obligated to indemnify any ObsEva Indemnitee under Section 12.1.

12.3Indemnification Procedure.
(a)The Party claiming indemnity under this Article 12 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim.
(b)The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought.  The Indemnified Party may participate in and monitor such defense with counsel of its own choice at its own expense; provided, however, that the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice.
(c)The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, unless the settlement involves only the payment of money, no admission of wrong-doing or fault by the Indemnified Party, and no restriction on the future actions or activities of the Indemnified Party.  So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle such Claim without the prior written consent of the Indemnifying Party.
(d)If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (i) the Indemnified Party may defend against and consent to the entry of any judgment, or enter into any settlement with respect to, the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (ii) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 12.
12.4Insurance.  Each Party, at its own expense, shall maintain insurance (or self-insurance), including commercial general liability insurance, product liability insurance and other appropriate insurance, in amounts consistent with sound business practice and reasonable in light of its obligations under this Agreement.  Each Party shall maintain such insurance for the period commencing on the Effective Date until [*] after expiration or termination of this Agreement.  Each Party shall provide a certificate of insurance evidencing such coverage to the other Party upon request.  It is understood that such insurance shall not be construed to create any limit of either Party’s obligations or liabilities with respect to its indemnification obligations under this Agreement.

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12.5Limitation of Liability.  EXCEPT FOR DAMAGES THAT (A) ARISE IN CONNECTION WITH A PARTY’S (I) WILLFUL MISCONDUCT OR FRAUD, (II) BREACH OF ITS OBLIGATIONS UNDER ARTICLE 10, [*] (B) ARE SUBJECT TO INDEMNIFICATION UNDER SECTION 12.1 OR SECTION 12.2, NEITHER PARTY SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY, OR OTHERWISE FOR ANY SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY (OR ITS AFFILIATES OR (SUB)LICENSEES), REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.
13.	TERM AND TERMINATION
13.1Term.
(a)This Agreement shall commence on the Effective Date and, unless terminated earlier as provided in this Article 13, shall continue in force and effect until the date of expiration of the last Royalty Term for the last Licensed Product (the “Term”).
(b)Following the expiration of the Term, the grants in Section 2.1 shall become fully-paid, royalty-free and irrevocable.
13.2Termination for Breach.
(a)Either Party may terminate this Agreement in its entirety at any time upon written notice to the other Party if the other Party is in material breach of this Agreement and such material breach is not cured within [*] (in the case of a payment breach) or [*] days (in the case of all other breaches) after written notice thereof is delivered to the defaulting or breaching Party; provided, however, if such breach (other than a payment breach) is not reasonably curable within [*] days and if the breaching Party is making a bona fide effort to cure such breach, such termination shall be delayed for a time period to be agreed by the Parties in order to permit the breaching Party a reasonable period of time to cure such breach (but in no event will such additional time period be more than [*] days).  Any notice provided pursuant to this Section 13.2 shall identify with particularity the alleged breach and state the non-breaching Party’s intent to terminate this Agreement if such breach is not cured.
(b)If the allegedly breaching Party disputes in good faith the allegation that there has been a material breach, then such Party may contest the allegation in accordance with Section 14.3 and, provided that the allegedly breaching Party gives written notice to the other Party of such dispute and initiates dispute resolution procedures under Section 14.3 during the applicable cure period, such cure period will toll upon the initiation of such dispute resolution procedures.  If, as a result of such dispute resolution process, it is finally determined pursuant to Section 14.3 that the breaching Party committed a material breach of this Agreement, then the applicable cure period will resume and if the breaching Party does not cure such material breach within the remainder of such cure period (as such cure period may be extended pursuant to Section 13.2(a)), then this Agreement will terminate effective as of the expiration of such cure period.  This Agreement will remain in full force and effect during the pendency of any such dispute resolution proceeding and the applicable cure period.  Any such dispute resolution proceeding will not suspend any obligations of either Party hereunder and each Party will use reasonable efforts to mitigate any damages. If, as a result of such dispute resolution proceeding, it is determined that the breaching Party did not commit such material breach (or such material breach was cured in accordance with Section 13.2(a)), then no termination of this Agreement will be effective, and this Agreement will continue in full force and effect.

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13.3Termination by ObsEva.
(a)Termination for Patent Challenge.  In the event that Organon or any of its Affiliates or Sublicensees, anywhere in the world, institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy, or for an enjoinment, injunction or any other equitable remedy, including any interference, reexamination, opposition or any similar proceeding, alleging that any claim in a Licensed Patent is invalid, unenforceable or otherwise not patentable (“Patent Challenge”), [*].
(b)Termination for [*] Commercialization. [*].
13.4Termination by Organon.
(a)For Cause. Organon may terminate this Agreement in its entirety effective immediately upon written notice to ObsEva if Organon reasonably believes in good faith, after due inquiry and in a manner consistent with Organon’s then-current decision-making process with respect to such a determination, that Development or Commercialization of Licensed Compounds and Licensed Products should be terminated due to a Safety Reason; provided that [*].
(b)For Convenience. Organon shall have the right to terminate this Agreement in its entirety, for any or no reason, at any time prior to First Commercial Sale of the first Licensed Product, upon [*] prior written notice to ObsEva.
13.5No Immediate Termination on Bankruptcy. To the extent permitted by Applicable Law, all rights and licenses granted pursuant to this Agreement by a Party to the other Party shall not be terminated upon a Bankruptcy Event of such Party or its Affiliates, and each Party hereby claims the benefit of any Applicable Law which may enable it to prevent such termination, provided that such a Bankruptcy Event shall not bring material adverse effect to the transactions contemplated hereunder. In the event of a Bankruptcy Event of Organon, Organon shall, during the [*] period following such Bankruptcy Event, seek to enter into one or several sublicenses for each of [*]. Any such sublicense shall be subject to the terms of Section 2.2. If, upon expiry of the [*] period Organon has failed to enter into a definitive sublicense agreement [*], ObsEva shall have the right to terminate this Agreement with respect to [*] immediately upon written notice. In the event of a termination of this Agreement [*] by ObsEva pursuant to this Section 13.5, all rights and licenses granted by ObsEva hereunder (i) shall [*] and (ii) shall [*].
13.6Effects of Termination.
(a)General Consequences. In the event of termination of this Agreement for any reason prior to expiration of the Term, except for the surviving provisions set forth in this Section 13.6 or Section 13.11, the rights, licenses and obligations of the Parties hereunder shall terminate and be of no further force or effect as of the effective date of such termination and the terms of this Section 13.6 shall apply.
(b)Confidential Information. Upon termination of this Agreement in its entirety, either Party may request in writing, and the other Party shall either promptly return to the first Party, or as soon as reasonably practicable delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party to which such first Party does not retain rights under the surviving provisions of this Agreement; provided that a Party may keep one copy

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of such materials for legal archival purposes subject to continuing confidentiality obligations. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose.
(c)Sublicenses. In the event of termination of this Agreement prior to expiration of the Term, at the request of a Sublicensee within [*] days after the effective date of termination, provided such Sublicensee is not then in default of its obligations under its sublicense agreement, such sublicense agreement will survive in accordance with its terms for such period of [*] days during which period ObsEva shall negotiate and enter into a continuing license with such Sublicensee granting such Sublicensee rights under the Licensed Technology (or the subset of the Licensed Technology that was sublicensed to such Sublicensee) on reasonable terms that (i) do not impose any additional obligations on ObsEva to those obligations contained in this Agreement and (ii) fully preserve ObsEva’s rights under this Agreement, including ObsEva’s rights to receive payments under Article 7 on terms that are at least as favorable as those herein.
(d)Commercial Inventory.  In the event of termination of this Agreement by Organon pursuant to Section 13.2 prior to expiration of the Term and after First Commercial Sale of a Licensed Product, Organon and its Affiliates shall be entitled, during the [*] period following the effective date of termination, to sell any commercial inventory of Licensed Products which remains on hand as of the effective date of the termination, so long as Organon pays to ObsEva the royalties applicable to such post-termination sales in accordance with the terms and conditions set forth in this Agreement. In the event of termination of this Agreement prior to expiration of the Term by ObsEva pursuant to Section 13.2 or Section 13.3 or by Organon pursuant to Section 13.4(b), any commercial inventory of Licensed Products which remains on hand as of the effective date of the termination shall be offered for sale to ObsEva, to the extent licensed under Section 13.6(f), at a price to be mutually agreed upon between the Parties in good faith [*]; provided that, if ObsEva elects not to purchase the entire commercial inventory, Organon shall be entitled, for a period of [*], to sell any unpurchased commercial inventory of Licensed Products so long as Organon pays to ObsEva the royalties applicable to such post-termination sales in accordance with the terms and conditions set forth in this Agreement.
(e)License to Organon.  In the event of termination of this Agreement prior to expiration of the Term, the license granted by ObsEva to Organon under Section 2.1 shall automatically terminate, provided that ObsEva grants to Organon, its Affiliates and Sublicensees (as the case may be) any licenses or rights of reference to any Licensed Technology reasonably necessary for Organon, its Affiliates or Sublicensees to exercise its rights or fulfill its obligations set forth in this Section 13.6.
(f)Reversion License. In the event of termination of this Agreement prior to the expiration of the Term by ObsEva pursuant to Section 13.2 or Section 13.3 or by Organon pursuant to Section 13.4(b), Organon shall, and hereby does, grant to ObsEva, effective on the effective date of termination, [*] (the license grants under clauses (i) and (ii), the “Reversion Licenses”). In all cases, the Reversion Licenses exclude [*]. The royalty(ies) to be paid under the Reversion Licenses shall be commercially reasonable taking into account the relative value of the Organon Improvement Technology and the Organon Technology. If the Parties are unable to agree upon such commercially reasonable royalty(ies) within [*] days after the effective date of termination (or such longer period as the Parties may agree) (“Reversion Royalty Dispute”), the Reversion Royalty Dispute shall be resolved in accordance with Section 14.3. With respect to any Organon Technology that is licensed by Organon from Third Parties, (A) Organon shall notify ObsEva (which notice shall describe the terms and conditions of the Third Party

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agreement that are applicable to the grant to ObsEva of the Reversion License under such Organon Technology or to the exercise of such Reversion License by ObsEva or any of its Affiliates or sublicensees, including payment terms), (B) ObsEva shall be responsible for (x) making any payments (including royalties, milestones and other amounts) that are payable by Organon to the Third Parties under any Third Party agreements with respect to and allocable to the Organon Technology that is the subject of such Reversion License by making such payments directly to Organon and, in each instance, ObsEva shall make the requisite payments to Organon and provide the necessary reporting information to Organon in sufficient time to enable Organon to comply with its obligations under such Third Party agreements (provided Organon has notified ObsEva of such obligations), and (y) complying with any other obligations included in such Third Party agreements that are applicable to the grant to ObsEva of the Reversion License under the applicable Organon Technology or to the exercise of such Reversion License by ObsEva or any of its Affiliates or sublicensees (provided Organon has notified ObsEva of such obligations), and the granting by ObsEva of a sublicense under the Reversion Licenses shall not relieve ObsEva of its obligations under this subclause (B); and (C) Organon shall timely pay and provide to such Third Parties all payments and reports made or provided by ObsEva under subclause (B).
(g)Assignments.  In the event of termination of this Agreement prior to expiration of the Term by ObsEva pursuant to Section 13.2 or Section 13.3 or by Organon pursuant to Section 13.4(b), Organon shall promptly (i) where permitted by Applicable Law [*] then owned by Organon or its Affiliates and in its or their name solely relating to the Licensed Compounds or Licensed Products in the Territory that are subject of the license grant in Section 13.6(f), including [*], (ii) [*], (iii) at ObsEva’s option, transfer to ObsEva any and all chemical, biological and other physical materials solely relating to or comprising the Licensed Products that are subject of the license grant in Section 13.6(f), including clinical supplies of Licensed Products, that are in Organon’s or its Affiliates’ possession or control, and (iv) assign to ObsEva or its designee all of Organon’s and its Affiliates’ rights, title, and interest in and to all Product Trademarks and all domain names associated with the Product Trademarks, in each case solely relating to the Licensed Products in the Territory that are subject of the license grant in Section 13.6(f) (if any). [*].
(h)Ongoing Clinical Trials. Unless expressly prohibited by any Regulatory Authority or Applicable Law, if any Clinical Trials involving Licensed Products sponsored by Organon or its Affiliate or Sublicensee are being conducted by Organon as of the effective date of termination, at ObsEva’s reasonable written request made within [*] days after the effective date of termination (i) Organon shall, and shall cause its Affiliates and Sublicensees to, wind down such Clinical Trials in accordance with Applicable Law (provided that such winding down would not be inconsistent with Organon’s ethical obligations or reasonable internal policies), or (ii) [*].
(i)Organon Improvement Know-How. In the event of termination of this Agreement prior to expiration of the Term by ObsEva pursuant to Section 13.2 or Section 13.3 or by Organon pursuant to Section 13.4(b), Organon shall disclose and transfer to ObsEva (to the extent included in the Reversion Licenses) (i) all Organon Know-How and (ii) any Organon Improvement Know-How that is necessary to Develop, have Developed, Manufacture, have Manufactured, Commercialize or otherwise Exploit any Licensed Compound or Licensed Product.
(j)Supply Obligation. Unless otherwise agreed by both Parties, Organon will have no obligation to Manufacture or supply to ObsEva Licensed Compound or Licensed Product for ObsEva’s continued Development and Commercialization of such Licensed Compounds and Licensed Products.
13.7Transition Agreement. In the event of termination of this Agreement in its entirety by ObsEva pursuant to Section 13.2 or Section 13.3 or by Organon pursuant to Section 13.4(b), unless ObsEva informs Organon that ObsEva will not (itself or with or through its Affiliates or a Third Party) continue

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Development, Commercialization or other Exploitation of any Licensed Product in the Territory, ObsEva and Organon shall negotiate in good faith the terms and conditions of a written transition agreement pursuant to which Organon and ObsEva will effectuate and coordinate a smooth and efficient transition of relevant obligations and rights to ObsEva as reasonably necessary for ObsEva to exercise its license pursuant to Section 13.6(f) with respect to the Licensed Products after termination of this Agreement as and to the extent set forth in this Article 13, which terms and conditions shall be consistent with those set forth in this Article 13 and include duration and full time equivalent limits for the services to be provided to the extent not set forth in this Article 13. [*].
13.8Termination for Safety Reasons. Notwithstanding the foregoing, if this Agreement is terminated by Organon pursuant to Section 13.4(a), [*].
13.9Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.
13.10Milestone Payments. Notwithstanding anything to the contrary contained herein, if notice of termination of this Agreement is given prior to achievement of a given milestone set forth in Section 7.2, Organon shall not be obligated to make any milestone payment in Section 7.2 to ObsEva with respect to any milestone achieved following the notice of such termination; provided that, [*].
13.11Survival; Accrued Rights.  The obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement: 2.6, 8.1 (with respect to payment obligations accruing during the Term), 8.2 through 8.5, 9.1, 11.4, 13.6 through 13.11, 14.2, 14.3, 14.4, 14.5, 14.7, 14.9, 14.10, 14.11, 14.12, 14.14, 14.15 and Article 1, Article 10 and Article 12.

In any event, expiration or termination of this Agreement will not relieve the Parties of any liability that accrued hereunder prior to the effective date of such expiration or termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation that accrued hereunder prior to the effective date of such expiration or termination (including the rights to receive payments accrued or due prior to the effective date of such termination).

14.	GENERAL PROVISIONS
14.1Change of Control of ObsEva.
(a)ObsEva (or its successor) shall provide Organon with written notice of any Change of Control of ObsEva within [*] following the closing date of such transaction.
(b)In the event of a Change of Control of ObsEva: all Licensed Technology Controlled by ObsEva immediately before such Change of Control shall continue to be Licensed Technology but ObsEva and its Affiliates will not be deemed to “Control” any Know-How or Patent that, prior to the closing date of such Change of Control is owned, in-licensed or otherwise controlled by a Third Party (and such Third Party’s Affiliates that existed prior to such closing date), that becomes an Affiliate of ObsEva after the Effective Date as a result of such Change of Control unless such Know-How or Patent was so included in or subject to this Agreement prior to the closing date of such Change of Control or is used by such acquired Party or any of its Affiliates after the closing date of such Change of Control in the Development, Manufacture, Commercialization or other Exploitation of Licensed Products pursuant to this

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Agreement, in which case such Know-How or Patent will be “Controlled” by ObsEva for purposes of this Agreement.
(c)In the event of a Change of Control of ObsEva or other assignment of this Agreement by ObsEva to a Third Party pursuant to Section 14.9(a) that involves [*], then (i) at the request of Organon, (x) the JAC shall be disbanded, (y) any or all provisions of this Agreement providing for any delivery by Organon to ObsEva of information relating to activities contemplated by this Agreement shall terminate, save only for the provisions of Section 8.1, and (z) ObsEva and its acquirer in the Change of Control will adopt reasonable procedures to be agreed upon in writing to prevent disclosure of Confidential Information of Organon to such acquirer; and (ii) any information, documents or reports provided by Organon that ObsEva is otherwise required to provide to Merck Serono pursuant to this Agreement shall be provided directly to Merck Serono by Organon.  As used herein, “Change of Control” means, with respect to ObsEva, a transaction with a Third Party(ies) involving, (A) the acquisition, merger or consolidation, directly or indirectly, of ObsEva, and, immediately following the consummation of such transaction, the shareholders or other owners of ObsEva, immediately prior thereto hold, directly or indirectly, as applicable, shares of capital stock of the surviving company representing less than fifty percent (50%) of the outstanding shares of such surviving or continuing company, (B) the sale of all or substantially all of the assets or business of ObsEva, or (C) a Person, or group of Persons acting in concert, acquire more than fifty percent (50%) of the voting equity securities or management control of ObsEva.
(d)For clarity, a Change of Control does not include (i) an internal consolidation, merger, share exchange or other reorganization of ObsEva between it and one or more of its Affiliates, (ii) a sale of assets, merger, or other transaction effected with an Affiliate of ObsEva exclusively for the purpose of changing domicile of ObsEva, (iii) a transfer or assignment of any Patents or other intellectual property rights to a wholly-owned subsidiary of ObsEva; or (iv) any public offering of ObsEva’s equity securities or other issuance of stock by ObsEva in an equity financing.
14.2Governing Law. This Agreement, and all questions regarding the existence, validity, interpretation, breach, or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.
14.3Dispute Resolution. Any dispute between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”) shall first be referred to the Executive Officers of the Parties, who shall confer in good faith on the resolution of the Dispute.  Any final decision mutually agreed upon by the Executive Officers shall be conclusive and binding on the Parties.  If the Executive Officers are not able to agree on the resolution of a Dispute within [*] (or such other period of time as mutually agreed by the Executive Officers) after such Dispute was first referred to them, then such Dispute shall be resolved by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce in force on the date on which the Notice of Arbitration is submitted (the “Rules”). The arbitration will be conducted by a panel of three (3) arbitrators appointed in accordance with the Rules; provided that each Party will, [*] after the institution of the arbitration proceedings, appoint an arbitrator, and such arbitrators will together, within [*], select a third (3rd) arbitrator as the chairperson of the arbitration panel.  The seat of the arbitration shall be Geneva. The arbitral proceedings shall be conducted in English. Except as may be required by Applicable Law or to protect or pursue a legal right, neither a Party nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both Parties. Each Party shall bear its own legal costs for its counsel and other expenses, and the Parties shall equally share the costs of the arbitration; provided that the arbitral tribunal shall have the discretion to provide that the losing Party is responsible for all or a portion of such arbitration and legal costs, and in such case the arbitral award will so provide.  The arbitrators shall have no power to award damages excluded pursuant to Section 12.5.  The

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arbitral award shall be final and binding on the Parties and the Parties shall carry out the award without delay.  Judgment on the award so rendered may be entered in any court of competent jurisdiction. Notwithstanding anything to the contrary herein, nothing in this Section 14.3 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction, or other interim equitable relief concerning a Dispute in any court of competent jurisdiction before or after the initiation of an arbitration as set forth herein, if necessary to protect the interests of such Party. The Parties agree that any dispute concerning the propriety of the commencement of the arbitration or the scope and applicability of the agreement to arbitrate shall be determined by the arbitrators.  Notwithstanding the foregoing, the Parties agree that a Reversion Royalty Dispute shall be resolved by arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules and the Final Offer Supplementary Arbitration Rules, and the number of arbitrators in such arbitration shall be one (1).
14.4Entire Agreement; Modification.  This Agreement, including the Schedules hereto, is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms.  This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written, or otherwise, concerning any and all matters contained herein (including [*].  This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.
14.5Relationship Between the Parties.  The Parties’ relationship, as established by this Agreement, is solely that of independent contractors.  This Agreement does not create any partnership, joint venture, or similar business relationship between the Parties.  Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty, or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.
14.6Performance by Affiliates.  Organon may discharge any obligations and exercise any right under this Agreement through any of its Affiliates, and such Organon Affiliates are expressly granted certain rights herein; provided that each such Affiliate shall be bound by the corresponding obligations of Organon and, subject to an assignment to such Affiliate pursuant to Section 14.9, Organon shall remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.
14.7Waiver.  The waiver by either Party of any right under this Agreement or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.  Any waiver by a Party of a particular term or condition will be effective only if set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.
14.8Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
14.9Assignment.  Except as expressly provided herein, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party, in whole or in part, without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed); except that each Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent as follows:

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(a)in connection with a sale of all or substantially all of the business or assets of such Party to which this Agreement relates, whether by merger, consolidation, divesture, sale of stock, sale of assets, or otherwise; or
(b)to an Affiliate, provided that if the entity to which this Agreement is assigned ceases to be an Affiliate of the assigning Party, this Agreement shall be automatically assigned back to the assigning Party or its successor.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties specified above, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 14.9.  Any assignment not in accordance with this Section 14.9 shall be null and void and of no legal force or effect.

14.10Accounting Standards.  Each Party shall calculate all amounts hereunder and perform other accounting procedures required hereunder applicable to it in accordance with the Accounting Standards normally used by such Party to calculate its financial position, in each case consistently applied by such Party.
14.11Severability.  If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement.  The Parties will in such an instance use their best efforts to replace the invalid, unenforceable, or illegal provision(s) with valid, enforceable, and legal provision(s) that best implement the original intent of the Parties and purposes of this Agreement.
14.12Notices.  Any notice to be given under this Agreement must be in writing and delivered either in person, or by registered or certified mail (postage prepaid) requiring return receipt, or by internationally recognized overnight delivery service, in each case to the Party to be notified at its address given below, or at any other address such Party may designate by prior written notice to the other in accordance with this Section 14.12.  Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) if personally delivered, the date of actual receipt; (b) if delivered by registered or certified mail, five (5) Business Days after the date of postmark; or (c) if delivered by overnight delivery service, the next day the overnight delivery service regularly makes deliveries.

If to ObsEva, notices must be addressed to:

ObsEva SA

Chemin des Aulx 12,

1228 Plan-Les-Ouates, Switzerland

Attention: Chief Executive Officer

with a copy to:

ObsEva SA

Chemin des Aulx 12,

1228 Plan-Les-Ouates, Switzerland

Attention: Chief Administrative Officer

If to Organon, notices must be addressed to:

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Organon International GmbH

Weystrasse 20,

6006 Lucerne, Switzerland

Attention: [*]

with a copy to:

Organon LLC

30 Hudson Street

33rd Floor

Jersey City, NJ (USA) 07302

Attention: SVP, Head of Business Development

Attention: Officer of the Secretary

14.13Force Majeure.  Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, epidemics, pandemics, the spread of infectious diseases, quarantines, failure or delay of transportation, default by suppliers or unavailability of raw materials, governmental acts or restrictions or any other reason which is beyond the control of the respective Party (“Force Majeure”). A Force Majeure may include reasonable measures affirmatively taken by a Party or its Affiliates to respond to any epidemic, pandemic, or spread of infectious disease, such as requiring employees to stay home, closures of facilities, delays of Clinical Trials, or cessation of activities in response to an epidemic or other Force Majeure event, to the extent such measures cause a failure or delay in the performance of a Party’s obligations under this Agreement. The Party affected by Force Majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.
14.14Interpretation.  The headings of clauses contained in this Agreement preceding the text of the sections, subsections, and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.  All references in this Agreement to the singular shall include the plural where applicable.  Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections, and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection.  The word “including” and similar words means including without limitation.  The word “or” means “and/or” unless the context dictates otherwise because the subjects of the conjunction are, or are intended to be, mutually exclusive.  The words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.  All references to days in this Agreement mean calendar days, unless otherwise specified.  Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.  This Agreement has been prepared in the English language and the English language shall control its interpretation.  In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral, or other communications between the Parties regarding or pursuant to this Agreement (including the disclosure of Know-How, notices, and reports and documents submitted to the JAC) shall be in the English language.

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14.15Counterparts; Electronic Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same agreement.  The Parties agree that execution of this Agreement by industry standard electronic signature software or by exchanging executed signature pages in .pdf format via e-mail shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or related to this Agreement, each Party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

{Signature Page Follows}

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In Witness Whereof, the Parties hereto have caused this Agreement to be executed and entered into by their duly authorized representatives as of the Effective Date.

ObsEva SA	Organon International GmbH
By: /s/ Brian O’Callaghan Name: Brian O’Callaghan Title: Chief Executive Officer	By: /s/ Thomas Morlet Name: Thomas Morlet Title: Managing Officer

{Signature Page to License Agreement}

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Schedule 1.58

Description of Licensed Compounds

[*]

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Schedule 1.60

[*] Patents

[*]

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Schedule 2.3

[*]

[*]

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Schedule 4.5

Existing Inventory

[*]

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Schedule 4.6(a)

Existing INDs

[None]

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Schedule 5.3(a)

Key Terms of Supply Agreements

[*]

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Schedule 8.2

ObsEva Bank Account Information

[*]

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Schedule 10.8

Joint Press Release

Organon and ObsEva Enter Global License Agreement to Develop and Commercialize Ebopiprant (OBE022), an Investigational Agent Being Evaluated as a First-in-Class Treatment for Preterm Labor

Every year, an estimated 15 million babies are born preterm (before 37 completed weeks of gestation)i ; agent is being studied in an area of significant unmet need

Ad hoc announcement pursuant to Art. 53 LR of the SIX Swiss Exchange

Jersey City, N.J., Geneva, Switzerland, July 27, 2021 - Organon (NYSE: OGN), a global women’s health company and ObsEva (NASDAQ: OBSV) (SIX: OBSN), a biopharmaceutical company dedicated to improving women’s reproductive health, today announced that the companies have entered into an agreement whereby Organon will license the global development, manufacturing and commercial rights to ebopiprant (OBE022). Ebopiprant is an investigational, orally active, selective prostaglandin F2α (PGF2α) receptor antagonist being evaluated as a potential treatment for preterm labor by reducing inflammation and uterine contractions. If approved, it has potential to be a first-in-class innovation for this common and serious condition with no approved therapies for acute treatment of preterm labor in the United States.

“This development-stage asset is being studied in one of the most crucial unmet needs for women globally. As we build Organon’s women’s health research and development portfolio, the agreement strengthens our path to long term growth,” said Kevin Ali, Organon’s Chief Executive Officer. “Organon and ObsEva share a commitment to improve the lives of women around the world. Through Organon’s strong development, scientific and medical capabilities, our goal is to change the future for millions of mothers and babies.”

Organon intends to work with the scientific and medical communities and regulatory authorities in major markets, including the United States, to advance the clinical development and registration of ebopiprant.

Brian O’Callaghan, CEO of ObsEva, commented, "Organon is the ideal partner for the development and commercialization of ebopiprant and we see this agreement as an important step in advancing this investigational agent. Although preterm birth rates are on the rise, there are currently no other known compounds in development. That is why we are focused on evaluating this agent in an important area of unmet need. Together with the data generated to date, this agreement underscores the value of our program, and we look forward to executing on our shared vision."

Under the terms of the agreement, Organon will gain exclusive worldwide rights to develop and commercialize ebopiprant. ObsEva is entitled to receive tiered double-digit royalties on commercial sales as well as up to $500 million in upfront and milestone payments including $25 million to be paid at signing, up to $90 million in development and regulatory milestones and up to $385 million sales based milestones. Goldman Sachs acted as exclusive financial advisor to ObsEva.

About Ebopiprant

In November 2020, ObsEva announced positive results from PROLONG, the Phase 2a proof-of-concept, randomized, double-blind, placebo-controlled trial of ebopiprant in preterm labor. In this study, 113 women with spontaneous preterm labor (gestational age between 24 and 34 weeks) were randomized and treated with atosiban (ex-U.S. standard of care) plus ebopiprant or atosiban plus placebo for 7 days. There were 83

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(73%) women with singleton pregnancies and 30 (27%) with twin pregnancies. One hundred and forty-one neonates were born.

In the PROLONG study, ebopiprant reduced delivery in singleton pregnancies at 48 hours after the start of dosing by 55% compared to atosiban alone. Overall, 7/56 (12.5%) of women receiving ebopiprant delivered within 48 hours of starting treatment compared to 12/55 (21.8%) receiving placebo (OR 90% CI: 0.52 (0.22, 1.23)). In singleton pregnancies, 5/40 (12.5%) of women receiving ebopiprant delivered within 48 hours compared to 11/41 (26.8%) receiving placebo (OR 90% CI: 0.39 (0.15, 1.04)).  A modest effect on delivery at 7 days was seen in the singletons.

The incidence of maternal, fetal and neonatal adverse events were comparable between subjects in the ebopiprant group and the placebo group.

Ebopiprant (OBE022) was licensed from Merck KGaA, Darmstadt, Germany, in 2015.

About ObsEva

ObsEva is a biopharmaceutical company developing and commercializing novel therapies to improve women’s reproductive health and pregnancy. Through strategic in-licensing and disciplined drug development, ObsEva has established a late-stage clinical pipeline with development programs focused on new therapies for the treatment of uterine fibroids, endometriosis, and preterm labor. ObsEva is listed on the Nasdaq Global Select Market and is traded under the ticker symbol “OBSV” and on the SIX Swiss Exchange where it is traded under the ticker symbol “OBSN”. For more information, please visit www.ObsEva.com.

About Organon

Organon is a global healthcare company formed through a spinoff from Merck, known as MSD outside of the United States and Canada, to focus on improving the health of women throughout their lives. Here for her health, the company has a portfolio of more than 60 medicines and products across a range of therapeutic areas. Led by the reproductive health portfolio coupled with an expanding biosimilars business and stable franchise of established medicines, Organon’s products produce strong cash flows that will support investments in future growth opportunities in women’s health, including business development like recently acquired Alydia Health, a medical device company focused on postpartum hemorrhage. In addition, Organon is pursuing opportunities to collaborate with biopharmaceutical innovators looking to commercialize their products by leveraging its scale and presence in fast growing international markets.

Organon has a global footprint with significant scale and geographic reach, world-class commercial capabilities, and approximately 9,000 employees with its headquarters located in Jersey City, New Jersey. For more information, visit http://www.organon.com and connect with us on LinkedIn and Instagram.

Forward-Looking Statement of Organon & Co.

Except for historical information herein, this news release of Organon & Co. (the “company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about ebopiprant as a potential treatment for preterm labor, Organon’s and ObsEva’s ability to improve the lives of women, Organon’s ability to advance the clinical development of ebopiprant, and the potential benefits of the license. Forward-looking statements may be identified by words such as “potential,” “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning. These

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statements are based upon the current beliefs and expectations of Organon’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including the impact of the recent global outbreak of novel coronavirus disease (COVID-19); the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; Organon’s ability to accurately predict its future financial results and performance; Organon’s ability to accurately predict future market conditions; manufacturing difficulties or delays; dependence on the effectiveness of Organon’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

Organon does not undertake any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Organon’s filings with the Securities and Exchange Commission (“SEC”), including its registration statement on Form 10, available at the SEC’s Internet site (www.sec.gov).

Cautionary Note Regarding Forward Looking Statements of ObsEva SA

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe”, “expect”, “may”, “plan”, “potential”, “will”, and similar expressions, and are based on ObsEva’s current beliefs and expectations. These forward-looking statements include expectations regarding the clinical development of and commercialization plans for ObsEva’s product candidates, expectations regarding regulatory and development milestones, including the potential timing of regulatory submissions to the EMA and FDA and ObsEva’s ability to obtain and maintain regulatory approvals for its product candidates, and the results of interactions with regulatory authorities. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the conduct of clinical trials and clinical development, including the risk that the results of earlier clinical trials may not be predictive of the results of later stage clinical trials, related interactions with regulators, ObsEva’s reliance on third parties over which it may not always have full control, the impact of the ongoing novel coronavirus outbreak, and other risks and uncertainties that are described in the Risk Factors section of ObsEva’s Annual Report on Form 20-F for the year ended December 31, 2020 filed with Securities and Exchange Commission (SEC) on March 5, 2021 and other filings ObsEva makes with the SEC. These documents are available on the Investors page of ObsEva’s website at http://www.ObsEva.com. Any forward-looking statements speak only as of the date of this press release and are based on information available to ObsEva as of the date of this release, and ObsEva assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contacts Organon:	Karissa Peer (614) 314-8094	Investor Contacts:	Jennifer Halchak (201) 275-2711

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	Kate Vossen (732) 675-8448		Edward Barger (267) 614-4669
CEO Office Contact Obseva:	Shauna Dillon +41 22 552 1550 Shauna.Dillon@obseva.ch	Investor Contacts:	Joyce Allaire +1(617) 435 6602 jallaire@lifesciadvisors.com

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Schedule 11.1(z)

CMO Agreements

[*]

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